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                                                                   Exhibit 10.20


                                                                  EXECUTION COPY


                                                       EQUIPMENT LEASE AGREEMENT

        THIS EQUIPMENT LEASE AGREEMENT is made as of the 4th day of April, 1994, by and between GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT FOR ITSELF AND CERTAIN PARTICIPANTS ("Lessor"), and CARLISLE PLASTICS, INC. ("Lessee"). Unless otherwise defined herein, capitalized terms used as defined terms herein shall have the meanings assigned to such terms in Exhibit B hereto.

        The parties agree that Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Equipment described in the Equipment Schedules to be executed pursuant hereto, subject to the terms set forth herein and in the Equipment Schedules.

        1. TERM. The term of this Lease with respect to any item of the Equipment shall consist of the term set forth in the Equipment Schedule relating thereto; provided, however, that this Lease shall be effective from and after the date of execution hereof.

        2. RENT. Lessee shall pay Lessor rent, without any deduction or setoff and without prior notice or demand, in the aggregate amounts specified in the Equipment Schedules. Except as provided in Section 12 and Section 20 hereof, this is a non-cancel- able net lease and Lessee shall not be entitled to any abatement or reduction of payments due hereunder for any reason. Lessee agrees to make the payments due hereunder regardless of any existing or future offset or claim which may be asserted by Lessee. Rent and all other amounts due and owing from Lessee to Lessor under or in connection with this Lease are payable as and when specified in the Equipment Schedules by preauthorized debit pursuant to the preauthorized Debit Agreement; and shall be effective upon receipt. Time is of the essence. If any payment is not paid on the due date, then, unless such nonpayment is due solely to any act or failure to act by Lessor, Lessor may collect, and Lessee agrees to pay, a charge calculated as the product of the Late Charge Rate specified in the applicable Equipment Schedule and the amount in arrears for the period such amount remains unpaid. In addition, if any payment of rent is not paid on the Payment Date on which it is due, then, unless such nonpayment is due solely to any act or failure to act by Lessor, Lessor may collect, and Lessee agrees to pay, a charge in an amount equal to the Late Payment Fee with respect thereto.

        3. REPRESENTATIONS AND WARRANTIES OF LESSEE. Lessee represents and warrants that, as of the date hereof: (a) Lessee and each of its direct and indirect subsidiaries is a corporation duly organized and validly existing in good standing under the laws




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of the state of its incorporation and is in good standing and qualified as a foreign corporation in (i) each jurisdiction in which the Equipment is or will be located and (ii) in such jurisdictions where its ownership or lease of property or the conduct of its business requires it to be so qualified, except for purposes of this clause (ii), in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. Exhibit F hereto correctly identifies (i) the name of each subsidiary of Lessee, (ii) the jurisdiction of its incorporation, (iii) the authorized, issued and outstanding capital stock of each such subsidiary and the holders thereof, and (iv) the address of such subsidiary's chief executive office and principal place of business.

        (b) The execution, delivery and performance of this Lease, each Sublease executed on the date hereof and all related instruments and documents
(i) have been duly authorized by all necessary corporate action on the part of Lessee and each subsidiary, as applicable; (ii) do not require the approval of any stockholder, trustee or holder of any obligations of Lessee or any of its subsidiaries except such as have been duly obtained; and (iii) do not and will not contravene any law, governmental rule, regulation or order now binding on Lessee or any of its subsidiaries or the charter or by-laws of Lessee or any of its subsidiaries, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee or any of its subsidiaries under, any indenture, mortgage, contract or other agreement to which Lessee or any of its subsidiaries is a party or by which any of them or any of their property is bound.

        (c) This Lease, each Sublease executed on the date hereof and all related instruments and documents, when entered into, will constitute legal, valid and binding obligations of Lessee and its subsidiaries, as applicable, enforceable against Lessee and its subsidiaries, as applicable, in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein.

        (d) There are no (i) pending actions or proceedings to which Lessee or any of its subsidiaries is a party, or (ii) other pending or threatened actions or proceedings of which Lessee or any of its subsidiaries has knowledge, before any court, arbitrator or administrative agency, which, in any such case, either individually or in the aggregate, would materially adversely affect the financial condition, operations, business or prospects of Lessee or the ability of Lessee or any of its subsidiaries to perform its obligations hereunder, under such Sublease or under any related instruments and documents. Further, Lessee and its subsidiaries are not in default under any obligation for the payment of borrowed




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money, for the deferred purchase price of property or for the payment of any rent under any lease agreement which, in each case either individually or in the aggregate, would adversely affect the financial condition of Lessee or any of its subsidiaries or the ability of Lessee or any of its subsidiaries to perform its obligations hereunder, under such Sublease or under any related instruments and documents.

        (e) The consolidated financial statements of Lessee, including the audited financial statements for the fiscal year ended December 31, 1993 (copies of which have been furnished to Lessor), have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present Lessee's consolidated financial condition and results of operations as of the dates of and for the periods covered by such statements, and since the date of such December 31, 1993 financial statements there has been (i) no material adverse change in the business, operations, financial condition or prospects of Lessee or any of its subsidiaries, (ii) no litigation commenced which, if successful, will have any such material adverse effect or which will challenge any of the transactions contemplated by this Agreement or the Credit Agreement, and (iii) no dividends or other distributions by Lessee to its stockholders (other than payments for services rendered in the ordinary course of business consistent with past practice and not in excess of fair market value), no material increase in liabilities, liquidated or contingent, and no material decrease in the assets of Lessee or any of its subsidiaries from those shown on such statements. Neither the aforesaid financial statements nor, to the knowledge of Lessee, any document furnished by Lessee to Lessor in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading, under the circumstances under which any such statement shall have been made. There is no fact known to Lessee or any of its subsidiaries relating to the Equipment or the transactions contemplated hereby that materially adversely affects or, so far as Lessee can now reasonably foresee, might materially adversely affect the ability of Lessee or any of its subsidiaries to perform its obligations under this Lease, the applicable Sublease and all related instruments and documents.

        (f) The address stated below the signature of Lessee is the chief place of business and chief executive office (as such term is used in Section 9-103(3) of the Massachusetts Uniform Commercial Code) of Lessee; and except for the names specified on Exhibit H hereto, neither Lessee nor any of Lessee's subsidiaries or Affiliates conducts business in a corporate or divisional name at any location where the Equipment will be located under any other name. Each Equipment Schedule correctly identifies the location of each item of Equipment specified thereon and whether any of such locations are leased by Lessee or subject to any real property mortgage. Lessee and its subsidiaries have no other places of




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business where the Equipment will be located other than those specified in the Equipment Schedules.

        (g) Immediately prior to the execution and delivery of the applicable Bill of Sale, Lessee and each applicable subsidiary of Lessee shall own the Equipment subject to such Bill of Sale free of all liens, claims and encumbrances other than Permitted Liens, and except for the financing statements listed on Exhibit P hereto, releases for which will be delivered to Lessor at or prior to the closing of the transactions contemplated to occur on the date of such Bill of Sale, no effective financing statement or other form of lien notice covering all or any part of the Equipment is on file in any recording office except those in favor of Lessor. None of the Equipment is in the possession of any consignee, bailee, warehouseman, agent, sublessee or other processor, except for Equipment leased by a Sublessee pursuant to a Sublease.

        (h) No consent, approval, giving of notice to, registration with, or taking of any other action in respect of any Governmental Authority, including but not limited to state or Federal environmental protection agencies, not already obtained is required for the valid and lawful execution and delivery of this Lease and the related instruments and documents.

        (i) Except for the filing of any required financing statements which have already been made, no action is required to perfect Lessor's right, title and interest in and to the Equipment.

        (j) Each Bill of Sale transfers to Lessor good title to the Equipment described on the schedule attached thereto free and clear of any and all encumbrances, liens, charges or defects other than Permitted Liens, and Lessee or the applicable subsidiary has paid for all of such Equipment in full. No notice must be given, and no other action must be taken with respect to any state or local jurisdiction, or any Person, in order to preserve for Lessor all the rights transferred by the Bills of Sale.

        (k) Under the laws of the state(s) in which the Equipment is to be located, the Equipment consists solely of personal property and not fixtures.

        (l) On the Lease Commencement Date, Lessor will have good and marketable title to the items of Equipment being subjected to this Lease and the Equipment Schedules.

    4.   COVENANTS OF LESSEE.  Lessee covenants and agrees as follows:

        (a) Lessee will furnish Lessor and each Participant:

                (1) no later than 30 days after the end of each month (except for the last month of any fiscal quarter of Lessee, in which case 45 days after the end of such



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        month), a consolidated balance sheet of Lessee and its Consolidated subsidiaries as of the end of such month, and the related statements of income and cash flows for such month, internally prepared in accordance with GAAP, and together with comparable statements for the corresponding period in the prior Fiscal Year and a comparison to Lessee's budget for such period, all in reasonable detail and accompanied by a certificate of the Chief Financial Officer of Lessee on behalf of Lessee demonstrating in reasonable detail compliance with the covenants set forth in Exhibit G-1 hereto and stating that to the knowledge of such officer, after due inquiry, no Default or event which with the giving of notice or the lapse of time or both would constitute a Default (a "Potential Default") has occurred and is continuing;

                (2) no later than forty-five (45) days after the end of each fiscal quarter of Lessee, Consolidated and consolidating financial and other information regarding Lessee and its subsidiaries, including (i) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such fiscal quarter and (ii) unaudited statements of income and cash flows for such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the budget, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by (A) a certificate of the Chief Financial Officer of Lessee in reasonable detail showing the calculations used in determining compliance with the financial covenants of the type set forth in Section 4(a)(l), (B) an officer's certificate executed by the Chief Executive Officer or Chief Financial Officer of Lessee to the effect that all of such financial and other information is true, complete and correct and presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Lessee and its subsidiaries, on both a Consolidated and consolidating basis, as at the end of such fiscal quarter and for the period then ended, and (C) a management discussion and analysis which includes a comparison to budget for that fiscal quarter and a comparison of a performance for that fiscal quarter to the corresponding period in the prior Fiscal Year;

                (3)(A) no later than 90 days after the end of each fiscal year of Lessee, the consolidated balance sheet of Lessee and its Consolidated Subsidiaries as of the end of such year and the related statements of income and cash flows, all in reasonable detail and accompanied by an




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        unqualified report thereon of independent certified public accountants of recognized national standing, which report shall state that such
        financial statements present    fairly the financial position of Lessee
        as of the dates indicated and the results of its operations and changes in financial position for the periods indicated in conformity with GAAP applied on a consistent basis and that the audit by such accountants in connection with such financial statements was made in accordance with generally accepted auditing standards, accompanied by a certificate of the Chief Financial Officer of Lessee of the type specified in Section 4(a)(1) above, together with a set of corresponding financial statements prepared on a consolidating basis, which financial statements shall be accompanied by an operating plan for the next fiscal year approved by Lessee's Board of Directors that includes a monthly budget for such year and integrates operating profit and cash flow projections (including forecasted availability under the Credit Agreement) and Consolidated Capital Expenditures and (B) as soon as they are available, copies of all management letters received by Lessee which were issued by such accountants;

                (4) promptly upon any Responsible Officer of Lessee obtaining knowledge of any condition or event which constitutes a Default or a Potential Default hereunder, Lessee shall provide prompt written notice to Lessor specifying such condition and what action Lessee is taking or proposes to take with respect thereto; and

                (5) within thirty (30) days after the date on which they are filed, all regular periodic reports, forms and other filings required to be made by Lessee to the Securities and Exchange Commission.

        (b) Lessee will promptly execute and deliver to Lessor such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request in order to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder.

        (c) Lessee will and, will cause its subsidiaries to, comply with all affirmative and negative covenants set forth in Exhibits M and N hereto, to the same extent as if set forth herein, which Exhibits shall be incorporated herein by reference.

        (d) Lessee shall, and shall cause each of its subsidiaries to, comply with the financial covenants set forth in Exhibits G-1 and G-2 hereto to the same extent as set forth herein, which Exhibits shall be incorporated herein by reference.




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        (e) Lessee covenants and agrees that, without Lessor's prior written consent, from and after the date hereof until the expiration of the Lease term:

                (1) Lessee shall not, nor shall Lessee permit any of its subsidiaries to, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person, except (A) as provided in Sections 15(a)(8), (9) and (10) hereof and (B) that a subsidiary of Lessee may merge with or into a Wholly-Owned subsidiary of Lessee or Lessee, provided that, in the case of a merger involving Lessee, Lessee is the surviving corporation;

                (2) Lessee shall not, nor shall it permit any subsidiary to, purchase or agree to purchase inventory or other products from any Affiliates of Lessee except in arm's-length transactions upon terms and conditions that are fair and reasonable to the purchaser and pursuant to the Asset Purchase Agreements and the Toll Manufacturing Agreements;

                (3) Lessee shall not, nor shall Lessee permit any of its subsidiaries to take any action which would be reasonably likely to (A) adversely affect its ability to perform its obligations hereunder or under the relevant Sublease or any related documents or instruments or
        (B) have a Material Adverse Effect; and

                (4) Lessee shall not, nor shall Lessee permit any of its subsidiaries to, create, incur, assume or permit to exist any lien on or with respect to any properties or assets of Lessee or any of its subsidiaries constituting fixed assets or real property or interests therein, whether now owned or hereafter acquired, or any income or profits therefrom, except (i) Permitted Liens; (ii) the liens created by this Lease or the Subleases or created in connection with the Credit Agreement or the Receivables Funding Facility; (iii) the Liens in effect on the date hereof and described on Exhibit S hereto; and (iv) Purchase Money Liens securing Indebtedness permitted by Section 2.3(x) of Exhibit N to this Lease.

        (f) Lessee will not attach or incorporate any item of Equipment to or in any other item of equipment or personal property or to or in any real property in a manner that gives rise to the assertion of any lien, claim or encumbrance on such item of Equipment by reason of such attachment or the assertion of a claim that such item of Equipment has become a fixture. Lessee hereby agrees in accordance with Section 20(c) hereof that it will purchase any such item of Equipment which Lessor notifies Lessee in



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writing is subject to the assertion of any such lien, claim or  encumbrance within ten (10) days of such notice.

        (g) If any items of Equipment are to be used or located on the Premises of any Consolidated Subsidiary of Lessee, Lessee shall prior to any such location or use cause such Consolidated Subsidiary to enter into a sublease for such items of Equipment and Lessor, Lessee and such Consolidated Subsidiary shall execute and deliver a Consent to Sublease substantially in the form of Exhibit J hereto together with such other documents and instruments, and each of Lessee and Lessor will take such other actions, as Lessor, Lessee or such Consolidated Subsidiary may reasonably request in connection therewith and consistent with the terms hereof.

        (h) Lessee and its subsidiaries will use the net proceeds of the sale of the Equipment to redeem Senior Notes issued under the Indenture dated as of April 1, 1989 as provided in Section 2.3(i) of Exhibit N to this Lease.

   5. AUTHORIZATION AND CONDITIONS. Lessor's obligations to purchase Equipment from Lessee and the applicable subsidiaries of Lessee and to lease the same to Lessee under any Equipment Schedule shall be conditioned upon and subject to the receipt by Lessor prior to the Lease Commencement Date of the following, in form and substance satisfactory to Lessor:

        (i) evidence as to due compliance with the insurance provisions hereof;

        (ii) Uniform Commercial Code financing statements and lien search reports as are reasonably required by Lessor;

        (iii) a certificate of Lessee's and such applicable subsidiary's Secretary certifying: (1) resolutions of Lessee's or such subsidiary's Board of Directors duly authorizing the sale of the Equipment to Lessor, the leasing of the Equipment hereunder and under the applicable Sublease and the execution, delivery and performance of this Lease, the applicable Sublease and the Equipment Schedules and all related instruments and documents, and (2) the incumbency and signature of the officers of Lessee or such subsidiary authorized to execute such documents;

        (iv) a certificate of a Responsible Officer of Lessee certifying on behalf of Lessee that no Default or Potential Default has occurred and is continuing;

        (v) an opinion of counsel from Messrs. Lindquist & Vennum, counsel for Lessee and each subsidiary, and such other opinions of counsel as Lessor may request, in each case in form and substance satisfactory to Lessor;



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        (vi) execution and delivery of such Bills of Sale and   other documents
        as Lessor may reasonably request consistent with the terms hereof;

        (vii) Lessor shall have received an Appraisal with respect to such Equipment in form and substance satisfactory to Lessor;

        (viii) complete descriptions on an itemized basis of all Equipment under each Equipment Schedule including make, model, manufacturer, serial numbers, age, date placed in service and Total Funding Amount, together with all equipment specifications;

        (ix) copies of invoices and purchase orders and satisfactory evidence
        that Lessee or the applicable   subsidiary has fully paid for such
        Equipment;

        (x) executed copies of the Subordination Agreement and the Subsidiary Guarantees;

        (xi) Subleases executed by each of Poly-Tech, American Western and Rhino-X, together with an executed Consent to Sublease with respect to each Sublease and all agreements, documents and instruments required thereby, and satisfaction of all conditions precedent required to be satisfied prior to the Lease Commencement Date (as defined in the applicable Sublease) thereunder, together in each case with such other documents, instruments and opinions as Lessor may reasonably request in connection with the execution and delivery thereof;

        (xii) all such other documents, instruments, opinions and evidence of the taking of such other actions as Lessor may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof, all of which shall be complete and satisfactory to Lessor;

        (xiii) an executed copy of the Credit Agreement and the other documents and instruments executed in connection therewith, which agreements, documents and instruments shall be in full force and effect, and the initial funding under the Credit Agreement shall have occurred;

        (xiv) executed copies of notices of redemption of the Senior Notes required by the Indentures to be redeemed in connection with the consummation of the transactions contemplated hereby, which notices shall be duly authorized and in full force and effect;

        (xv) Estoppel/Waiver Agreements substantially in the form of Exhibit D-1 and D-2 hereto, as applicable, delivered



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        by the mortgagee or lessor of each of the mortgaged or  leased Premises identified on Exhibit I hereto; and

        (xvi) executed letter agreements with respect to the    payment of
        local property taxes.

     6. DELIVERY; INSPECTION AND ACCEPTANCE BY LESSEE. With respect to the Equipment being purchased by Lessor on the Lease Commencement Date, subject to the terms and conditions of this Lease, including without limitation Sections 4
and 5 hereof, Lessor    and Lessee shall execute and deliver an Equipment
Schedule containing a complete description of each item of Equipment to be leased hereunder as of such date. Simultaneously therewith, Lessor shall purchase such Equipment from Lessee or the applicable subsidiary of Lessee subject to satisfaction of such terms and conditions by paying to Lessee or the applicable subsidiary of Lessee by wire transfer of immediately available funds an amount equal to the Total Funding Amount specified on the Equipment Schedule for such Equipment, such purchase to be evidenced by a Bill of Sale from Lessee or the applicable subsidiary of Lessee to Lessor in the form attached hereto as Exhibit C covering such Equipment; whereupon, as between Lessor and Lessee, such Equipment shall be deemed to have been accepted by Lessee for all purposes of this Lease and subject to this Lease. All expenses incurred in connection with Lessor's purchase, leasing and subleasing of the Equipment (including the fees and expenses of counsel for Lessor, the fees and expenses incurred in connection with the delivery of the Appraisal, UCC search and filing fees, due diligence fees and expenses and other reasonable expenses) shall be the responsibility of Lessee and shall be paid upon demand.

     7. USE AND MAINTENANCE. Lessee shall use the Equipment solely in the conduct of its business, in a manner so as to maintain the Equipment in good working order and condition, ordinary wear and tear from proper use alone excepted, consistent with the requirements of all applicable insurance policies, and in compliance with all Applicable Laws and shall not dismantle or remove material parts of the items of Equipment, except as may be appropriate in connection with repairs to the Equipment. Lessee shall not use or locate the Equipment outside of the United States. Lessee shall not, nor shall it permit any subsidiary to: (a) (i) move or relocate the Equipment to any location other than a location listed on Exhibit I hereto or (ii) move or relocate the Equipment to another location listed on Exhibit I hereto unless, in the case of either (i) or (ii) Lessee shall provide Lessor with prior written notice of such relocation (A) not less than thirty (30) days prior thereto if the items of Equipment to be relocated, either individually or in the aggregate with respect to a particular relocation, are valued on the Equipment Schedule at less than $400,000, and (B) not less than sixty (60) days prior thereto if the items of Equipment to be relocated, either individually or in the aggregate with respect to a particular relocation, are valued on the Equipment Schedule at or above $400,000; and, if




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Lessor requests, Lessee shall fully comply with the requirements of Section
14(b)(iv) hereof, including any remedial or corrective action required thereunder prior to such relocation, or (b) except for the Subleases being entered into on the date hereof or as otherwise provided in Section 16(a) hereof, sell, convey, transfer, encumber, part with possession of, assign or sublease any item of Equipment or any of its rights hereunder, and any such purported transaction shall be null and void and of no force or effect. Lessee shall not, nor shall it permit any subsidiary to, attach or incorporate the Equipment to or in any other item of equipment not subject to this Lease in such a manner that the Equipment may be deemed to have become an accession to or a part of such other item of equipment or a fixture on real property. If requested by Lessor, Lessee will cause each principal item of the Equipment to be continuously marked, in a plain and distinct manner, with an inventory control tag furnished by Lessor. At its own expense, Lessee will cause the Equipment to be kept and maintained as recommended by the manufacturer and in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear resulting from proper use alone excepted, and will provide all maintenance and service and make all repairs or replacements reasonably necessary for such purpose and in accordance with a maintenance program consistent with and customary to standard industry practice and satisfactory to Lessor. Lessee shall promptly notify Lessor when Equipment with a value of 10% or more of the Total Funding Amount shall have been put in storage for a period of thirty (30) days or more. While any Equipment is in storage, it shall be maintained by Lessee in accordance with the terms hereof. If any parts of the Equipment become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will within a reasonable time replace such parts with replacement parts which are free and clear of all liens, encumbrances or rights of others (other than Permitted Liens) and have a value, utility and useful life at least equal to the parts replaced. All parts which are added to the Equipment which are essential to the operation of the Equipment, required by Applicable Law or the requirements of insurance or which cannot be detached from the Equipment without materially interfering with the operation of the Equipment or adversely affecting the value, utility or useful life which the Equipment would have had without the addition thereof, shall immediately become the property of Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. Lessee shall not make or permit any of its subsidiaries to make any material alterations to the Equipment without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Upon reasonable advance notice, Lessor and its agents shall have the right to inspect the Equipment and all maintenance records with respect thereto at any reasonable time during normal business hours. Lessee shall cause an Appraisal with respect to the Equipment in form and substance satisfactory to Lessor to be provided to Lessor at Lessee's sole expense following Lessor's request (i) in the



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absence of a Default or a Potential Default, no more than once in every two year period following the Lease Commencement Date and (ii) at such other times
as Lessor may request if a Default or   Potential Default has occurred and is
continuing; PROVIDED, THAT Lessee shall cause such an appraisal to be provided at Lessor's expense at any other time following Lessor's request therefor.

8. DISCLAIMER OF WARRANTIES. LESSOR, NOT BEING A SELLER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION), NOR A SELLER'S AGENT, EXPRESSLY DISCLAIMS AND DOES NOT MAKE TO LESSEE OR ANY SUBSIDIARY OF LESSEE ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO: THE FITNESS FOR USE, DESIGN OR CONDITION OF THE EQUIPMENT; THE QUALITY OR CAPACITY OF THE EQUIPMENT; THE WORKMANSHIP IN THE EQUIPMENT; THAT THE EQUIPMENT WILL SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO; AND ANY GUARANTY OR WARRANTY AGAINST PATENT INFRINGEMENT OR LATENT DEFECTS, it being agreed that all such risks, as between Lessor and Lessee or any subsidiary of Lessee, are to be borne by Lessee. Lessor is not responsible for any direct, indirect, incidental or consequential damage to or losses resulting from the installation, operation or use of the Equipment or any products manufactured thereby. All assignable warranties made by the supplier to Lessee or any subsidiary of Lessee and assigned by Lessee or any subsidiary of Lessee to Lessor pursuant to the Bills of Sale are hereby assigned to Lessee for and during the term of this Lease and, following the purchase of the Equipment pursuant to Section 21 upon the expiration of the Lease term, and Lessee agrees to resolve all such claims directly with the supplier. Lessor shall cooperate fully with Lessee with respect to the resolution of such claims, in good faith and by appropriate proceedings at Lessee's expense. Any such claim shall not affect in any manner the unconditional obligation of Lessee to make rent payments hereunder.

     9. FEES AND TAXES. (a) To the extent permitted by law, Lessee shall file any necessary report and return for, shall pay promptly when due, shall otherwise be liable to reimburse Lessor (on an after-tax basis) for, and agrees to indemnify and hold Lessor harmless from: (i) all recordation, documentary stamp and other fees (exclusive of initial titling); and (ii) taxes
(other than taxes calculated on the basis of net income of Lessor or taxes in the nature thereof), assessments and all other charges or withholdings of any nature (together with any penalties, fines or interest thereon) relating to the Equipment or this Lease or the delivery, acquisition, ownership, use, operation, leasing, sale or subleasing of the Equipment, or upon the rentals payable hereunder, whether the same be assessed to Lessor or Lessee. Lessor shall provide prompt notice to Lessee of any claim for indemnification hereunder; provided, however, that the failure to give such prompt notice shall not affect Lessee's obligations hereunder unless such failure materially and adversely prejudices the rights of Lessee.

        (b) If any report, return or property listing, or any fee, tax or assessment described in sub-part (a) hereof ("Imposition") is, by law, required to be filed by, assessed or billed to, or paid by, Lessor, Lessee at its own expense will do all things reasonably required to be done by Lessor (to the extent permitted by law) in connection therewith and is hereby authorized by Lessor to act on behalf of Lessor in all respects, including (but not limited to), the contest or protest, in good faith and by appropriate proceedings, of the validity of any Imposition, or the amount thereof. Lessor agrees fully to cooperate with Lessee in any such contest, and Lessee agrees to indemnify Lessor promptly for all reasonable expenses incurred by Lessor in the course of such cooperation. An Imposition shall be paid, subject to refund proceedings, by Lessee if failure to pay would adversely affect Lessor's interest in the Equipment. Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Imposition charged to or asserted against Lessor and
(ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Impositions and copies of all reports, returns or similar documents relating to the Equipment. Provided that Lessee is not then in Default, if Lessor obtains a refund of any Imposition which has been paid (by Lessee, or by Lessor and for which Lessor has been reimbursed by Lessee), Lessor shall promptly pay such refund to Lessee, and any amount previously refunded and returned to Lessor shall be paid to Lessee upon the cure of all outstanding Defaults. If Lessee fails to pay any such charges when due, except any Imposition being contested in good faith and by appropriate proceedings as above provided, Lessor at its option may do so, in which event the amount so paid (including any penalty or interest incurred as a result of Lessee's failure), plus interest thereon at the Late Charge Rate, shall be paid by Lessee to Lessor not later than the date on which the next periodic payment of rent is due.

        (c) As used herein, the term "Lessor" shall mean and include General Electric Capital Corporation (in its individual capacity) and each Participant, their successors and assigns, and the consolidated Federal taxpayer group of which each is a member.

        (d) Lessee agrees that it will list and report on behalf of Lessor all Equipment subject to this Lease to all appropriate taxing jurisdictions for personal property tax (or personal property tax equivalent) reporting/compliance purposes. Lessee agrees to directly pay all such personal property tax (or personal property tax equivalent) on behalf of Lessor to the appropriate taxing jurisdiction on a timely basis until Lessor shall otherwise direct in writing. Lessee agrees to pay any and all penalties or interest relating to the reporting of the aforementioned Equipment if Lessee fails to timely and/or accurately file any applicable personal property tax return or report or pay any applicable personal property tax (or personal property tax equivalent) unless such failure is due to the willful misconduct or gross negligence of Lessor. If Lessor should receive any tax assessment resulting from incorrect, late, or absent personal property tax reporting or payment by Lessee, Lessee agrees to immediately reimburse Lessor upon receipt of a written request for reimbursement for any personal property tax (or personal property tax equivalent) charged to or assessed against Lessor. Upon written request of Lessor, Lessee agrees to submit to Lessor copies of personal property tax returns and reports (with, if requested, any and all applicable workpapers) and cancelled checks or other appropriate proof of payments evidencing payment of the relevant tax to the taxing jurisdiction.

     10.  LIENS.  The parties intend and agree that the Equipment shall remain personal property, and Lessee will not take any actions or positions inconsistent therewith, notwithstanding the manner in which it may be affixed
to any real property.  Lessee   further agrees to maintain the Equipment free
from all claims, liens, encumbrances and legal processes whatsoever (including, without limitation, any such claim or lien arising by reason of any legal processes against the Equipment arising as result of an attempt to recharacterize the Equipment from personal property to fixtures) other than liens (a) for fees, taxes, levies, duties or other governmental charges of any kind, liens of mechanics, materialmen, laborers, employees or suppliers and similar liens arising by operation of law in each case incurred by Lessee in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger (as determined in Lessor's sole discretion) of the sale, forfeiture or loss of the Equipment or any interest therein) (such liens collectively referred to herein as "Permitted Liens"); and
(b) liens arising out of any judgments or awards against Lessee which have been adequately bonded to protect Lessor's interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review. Lessee will defend, at its own expense, Lessor's title to the Equipment from such claims, liens or legal processes. Lessee shall also notify Lessor immediately upon receipt of notice of any lien, attachment or judicial proceeding affecting the Equipment in whole or in part.

     11. INSURANCE. (a) Lessee agrees at its own expense to keep all Equipment insured against damage to or loss of such Equipment, with a combined single limit per occurrence of not less than the aggregate sum of all such amounts specified in each Equipment Schedule and having an aggregate deductible per occurrence not in excess of $25,000; PROVIDED, THAT Lessee will maintain flood and earthquake insurance with limits and deductibles which are in accordance with reasonable industry practice for similarly situated businesses in similar industries and giving effect to the location of the Equipment. General Electric Capital Corporation (in its individual capacity and as agent) and any successor or assignee of General Electric Capital Corporation and each Participant shall be named as loss payee with respect to such insurance.

        (b) Lessee agrees at its own expense to carry liability coverage for personal injuries, death or property damage in an amount not less than $2 million. General Electric Capital Corporation (in its individual capacity and as agent) and each Participant shall be named as an additional insured with respect to all such liability insurance.

        (c) Lessee agrees at its own expense to carry business interruption insurance covering Lessee and its subsidiaries in amount not less than $30 Million.

        (d) All insurance required by this Section 11 shall be in form and amount and with companies reasonably acceptable to Lessor, and Lessee shall pay the premiums therefor and deliver to Lessor evidence satisfactory to Lessor of such insurance coverage following any material change thereto and otherwise annually or upon Lessor's request; PROVIDED, THAT Lessee shall also cause to be provided to Lessor, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lessor of renewal or replacement coverage. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, (a) that it will give Lessor thirty (30) days' prior written notice of the effective date of any material alteration or cancellation of such policy; (b) that insurance as to the interest of any named additional insured or loss payee other than Lessee shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Lessee or any Person with respect to such policy or policies; (c) that neither Lessor nor any other additional insured shall have any obligation or liability for premiums in connection with such policy; (d) that it shall waive any right to any set off or counterclaim or any other deduction and waive any right of subrogation against Lessor or any additional insured, except for claims as arise from willful misconduct or gross negligence of such additional insured; and (e) to such other matters as Lessor reasonably may request. Any co-insurance coverage shall be in form and substance satisfactory to Lessor. Without limiting Lessor's rights as loss payee under a standard loss payee endorsement as required above, Lessee hereby appoints Lessor as Lessee's attorney-in-fact, with respect to casualties causing loss or damage in excess of $250,000 or otherwise occurring while a Default or Potential Default has occurred and is continuing, to make proof of loss and claim for insurance, to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies to the extent the same relates to the Equipment. Any reasonable expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee agrees to immediately and fully report to Lessor if any item of Equipment is involved in (i) an accident causing personal injury (other than an injury or claim of injury covered by a worker's compensation policy in the ordinary course of business) or (ii) property damage in excess of $25,000.

     12. LOSS AND DAMAGE. (a) Lessee assumes the risk of direct and consequential loss and damage to the Equipment from all causes. Except as provided in this Section for discharge upon payment of Stipulated Loss Value
and all other amounts due, no loss or damage    to the Equipment or any part
thereof shall release or impair any obligations of Lessee under this Lease. Lessee agrees that Lessor shall not incur any liability to Lessee or any subsidiary of Lessee for any loss of business, loss of profits, expenses, or any other damages resulting to Lessee or any subsidiary of Lessee by reason of any failure of or delay in delivery or any delay caused by any nonperformance, defective performance, or breakdown of the Equipment, nor shall Lessor at any time be responsible for personal injury or the loss or destruction of any other property resulting from the Equipment. In the event of loss or damage to the Equipment which does not constitute a Total Loss (as hereinafter defined), Lessee shall, at its sole cost and expense, promptly repair and restore such item of the Equipment to the condition required by this Lease. Provided that Lessee is not then in Default, (a) upon receipt of evidence reasonably satisfactory to Lessor of completion of such repairs, Lessor will apply any insurance proceeds received by Lessor on account of such loss to the cost of repairs and (b) any excess proceeds remaining upon the completion of such repairs shall be returned to Lessee.

        (b) Upon the occurrence of the actual or constructive total loss of any item of the Equipment, or the loss, theft or destruction of any item of the Equipment or damage to any item of the Equipment to such extent as shall make repair thereof uneconomical (in Lessee's reasonable discretion) or shall render any item of the Equipment permanently unfit for normal use or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment (as established to the reasonable satisfaction of Lessor; any such occurrence being herein referred to as a "Total Loss"), during the term of this Lease, Lessee shall give prompt notice thereof to Lessor. If the date of occurrence of the Total Loss is fifteen (15) or fewer days before such next date for the payment of rent, (i) on the next date for the payment of rent Lessee shall pay to Lessor the rent then due on such date, and (ii) on the second date for the payment of rent following the date of occurrence of the Total Loss, Lessee shall pay to Lessor the rent then due on such date plus the Stipulated Loss Value of the item or items of Equipment with respect to which the Total Loss has occurred and any other sums then due hereunder with respect to the Equipment (less any insurance proceeds or condemnation award actually paid to Lessor). If the date of occurrence of the Total Loss is more than fifteen (15) days before such next date for the payment of rent, Lessee shall pay to Lessor the rent then due on such next payment date plus the Stipulated Loss Value of the item or items of the Equipment with respect to which the Total Loss has occurred and any other sums then due hereunder with respect to that Equipment (less any insurance proceeds or condemnation award actually paid to Lessor). Upon making such payments of rent, Stipulated Loss Value and other amounts then due, this Lease and the obligation to make future rental payments shall terminate solely with respect to the Equipment or items thereof so paid for and (to the extent applicable) Lessee shall become entitled to such Equipment and the right to receive any future insurance proceeds or condemnation award in respect thereof as is where is without warranty, express or implied, with respect to any matter whatsoever, except as provided in the following sentence. Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty (except that Lessor shall represent and warrant that it has whatever title Lessee or the applicable subsidiary of Lessee conveyed to it subject to any Permitted Liens and any liens, claims or encumbrances required to be removed by Lessee pursuant to the terms hereof), all of Lessor's right, title and interest in and to such Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters. As used in this Lease, "Stipulated Loss Value" and "Termination Value" shall mean the product of the Total Funding Amount (designated on the appropriate Equipment Schedule) of the Equipment for which such calculation is being made and the applicable percentage factor set forth on the Schedule of Stipulated Loss Values or the Schedule of Termination Values (as applicable) attached to the Equipment Schedule. Stipulated Loss Value and Termination Value shall be determined as of the next date on which a payment of rent is or would be due after a Total Loss or other termination of this Lease, after payment of any rent due on such date, and the applicable percentage factor shall be that which is set forth with respect to such Payment Date. After payment of the final payment of rent due under the term of this Lease with respect to any item of Equipment, Stipulated Loss Value and Termination Value shall be determined as of the date of termination of this Lease with respect to such item of Equipment after payment of any such rent due, and the applicable percentage factor shall be the last percentage factor set forth on the Schedule of Stipulated Loss Values or the Schedule of Termination Values (as applicable).

     13. REDELIVERY. Subject to the provisions of Sections 12 and 21 hereof, if Lessor requires the return of any Equipment following the occurrence of a Default under Section 15 hereof, Lessee shall at its own risk and expense,
return the Equipment to Lessor in the   same condition as when delivered to
Lessee hereunder, ordinary wear and tear resulting from proper use thereof excepted, and in such operating condition as is capable of performing its originally intended use, free and clear of all liens, encumbrances or rights of others whatsoever except liens, encumbrances or rights resulting from claims against Lessor not attributable to the transactions contemplated herein and otherwise in accordance with the terms of this Lease, by the assembling, crating, insuring and delivering of such Equipment by knowledgeable professionals in accordance with manufacturer's standards and specifications, if available and if not so available, in accordance with industry standards for new equipment, with all sumps and tanks clean and dry and no Hazardous

Materials located in or on the Equipment and together with all maintenance and service records and all software and software documentation necessary for the operation of the Equipment to such locations as Lessor shall specify within the continental United States. Return shall be completed within forty-five (45) days after termination of this Lease with respect to such item of Equipment.
In addition to Lessor's other rights and remedies hereunder, if any item of the Equipment is not returned in a timely fashion, or if repairs are necessary to place the Equipment in the condition required in this Section, Lessee shall continue to pay to Lessor rent in respect of such item of Equipment at the last prevailing lease rate hereunder for the period of delay in redelivery, or for the period of time reasonably necessary to accomplish such repairs together with the cost of such repairs, as applicable. Lessor's acceptance of such rent on account of such delay or repair does not constitute a renewal of the term of this Lease or a waiver of Lessor's right to prompt return of the Equipment in proper condition.

14. INDEMNITY/ENVIRONMENTAL MATTERS. (a) GENERAL INDEMNITY. Lessee assumes and agrees to indemnify, defend and keep harmless General Electric Capital Corporation (in its individual capacity and as agent) and each Participant, their successors and assigns, and their agents and employees (each an "Indemnitee" and collectively "Indemnitees"), from and against any and all losses, claims and expenses, including legal expenses (other than such losses, claims or expenses as may result from the gross negligence or wilful misconduct of such party, its agents or employees), arising on account of the ordering, acquisition, delivery, install- ation or rejection of the Equipment, the ownership of the Equipment during the term of this Lease, the possession, maintenance, use, condition (including without limitation, latent and other defects and whether or not discoverable by Lessor or Lessee or any subsidiary of Lessee, any claim in tort for strict liability, and any claim for patent, trademark or copyright infringement) or operation of any item of the Equipment, and by whomsoever used or operated during the term of this Lease with respect to that item of the Equipment, the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Equipment, or any item thereof, as well as all expenses paid or incurred in connection with the amendment, modification and administration of, and any restructuring, refinancing or workout involving, the Lease, the Subleases and the other documents and agreements executed in connection herewith and therewith and the collection and enforcement of the Lease, the Subleases and such other documents and agreements. Lessor shall give Lessee prompt notice of any claim or liability hereby indemnified against; provided, however, that the failure to give such prompt notice shall not affect Lessee's obligations hereunder unless such failure materially and adversely prejudices the rights of Lessee. Lessee shall be entitled to control the defense of any claim or liability hereby indemnified against, so long as Lessee is diligently pursuing such defense and no Default or Potential Default shall have occurred and be continuing; provided, however, that Lessee shall not be entitled to control, or to assume the defense of, any such action, suit or proceeding, if and to the extent that in the reasonable opinion of the Indemnitee the claims shall involve the potential imposition of criminal liability on such Indemnitee or if a Default or Potential Default shall have occurred and be continuing or Lessee shall not be diligently defending such claim; provided further, however, that Lessor shall have the right to approve defense counsel selected by Lessee (which approval shall not unreasonably be withheld). In the event Lessee assumes the defense of any such action, any Indemnitee shall have the right to employ separate counsel in such action and participate therein, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, unless
(i) the employment of such counsel has been specifically authorized by Lessee, or (ii) the counsel employed by Lessee has advised such Indemnitee that (x) representation of such Indemnitee by the same counsel would be inappropriate under the applicable standards of professional conduct due to actual or potential conflicts of interest or (y) such counsel's representation of such Indemnitee would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to such Indemnitee, whether it be a conflicting, inconsistent, diverse or other interest (in which case Lessee shall not have the right to assume the defense of such action on behalf of such Indemnitee; it being understood, however, that Lessee shall not, in connection with any one such action, or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, and of any local counsel retained by said firm, at any one time for each such Indemnitee, which firm shall be designated in writing by such Indemnitee). Lessee shall not agree to the settlement of any claim, dispute or other proceeding giving rise to any claim for indemnification hereunder or make any admission of any liability (including any civil or criminal liability or any liability arising under any Environmental Laws and Regulations) on behalf of any Indemnitee, without the prior written consent of such Indemnitee.

        (b) ENVIRONMENTAL MATTERS. (i) Lessee hereby represents, warrants and covenants that all approvals required to be taken, given or obtained at any time during the term hereof from any governmental authority, to the extent relating to environmental protection (including, without limitation, with respect to solid and liquid waste disposal, waste water disposal, air pollution and noise pollution), health and safety or the operation or maintenance of the Equipment, have been or will be as and when required duly taken, given or obtained, as the case may be and, except as set forth on Exhibit O hereto, no Hazardous Materials have been or will be disposed of or released (as such term is used in CERCLA) into, under or on the Premises. Lessee hereby further represents and warrants that neither Lessee nor any of its subsidiaries is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. [Section] 6901 ET SEQ., the regulations thereunder or any state analog. Lessee hereby covenants and agrees that during the term of this Lease the Equipment will not be used in connection with any treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. [Section] 6901 et seq., the regulations thereunder or any state analog and if at any time the Equipment is located on any Premises during the term of this Lease that becomes, constitutes or qualifies as such a treatment, storage or disposal facility Lessee shall relocate such Equipment within 30 days thereof in accordance with
Section 7 hereof.

                (ii) Except as set forth on Exhibit O hereto, Lessee hereby represents, warrants and covenants that the location, operation, use and maintenance of the Equipment and Lessee's and each of its subsidiaries' business operations on the Premises comply and shall continue to comply in all material respects with all applicable laws and any restrictive covenant or deed restriction (of record or otherwise) affecting the Equipment or the Premises, including all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations and other Applicable Laws, including, but not limited to, The Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. [Section] 9601 ET SEQ., as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Solid Waste Disposal Act, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. [Section] 6901 ET SEQ., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. [Section] 1251 ET SEQ., the Toxic Substances Control Act of 1976, 15 U.S.C. [Section] 2601 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. [Section] 11001 ET SEQ., the Clean Air Act of 1966, as amended, 42 U.S.C. [Section] 7401 ET SEQ., the National Environmental Policy Act of 1975, 42 U.S.C. [Section] 4321, the Rivers and Harbors Act of 1899, 33 U.S.C. [Section] 401 ET SEQ., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. [Section] 651 ET SEQ., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. [Section] 300(f) ET SEQ., the Endangered Species Act of 1973, as amended, 16 U.S.C. [Section] 1531, ET SEQ., and the Oil Pollution Act of 1990, 33 U.S.C. [Section] 2701 ET SEQ., and all other rules, regulations and guidance documents promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance relating to public health, safety or the environment, including, without limitation, releases, discharges, emissions or disposals to air, water, land or groundwater, or relating to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), or relating to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder. All of the foregoing shall be collectively referred to in this Lease as "Environmental Laws and Regulations" with respect to the matters described on Exhibit O, Lessee agrees that it will, at its sole cost and expense, undertake all appropriate action that may be required to remediate such matters and thereafter monitor such site conditions, utilizing the highest industry standards applicable to environmental professionals performing similar services including, without limitation, all clean-up, remedial, restorative and removal work required by any Governmental Authority, until such remediation is completed.

                (iii) Lessee shall indemnify and hold each Indemnitee harmless from and against any and all claims, losses, liabilities, penalties, fines, judgments, proceedings, actions and expenses (including without limitation attorneys' fees, consultants' fees, response, removal, containment, remediation and clean up costs and other costs incurred in the defense of any claim, proceeding or action) (herein collectively referred to as "Environmental Expenses" and individually as an "Environmental Expense"), other than such losses, claims or expenses as may result solely from the gross negligence or wilful misconduct of such party, its agents or employees, which may be asserted against Lessee or any of its subsidiaries or any Indemnitee in connection with (A) any actual or alleged violation by Lessee or any of its subsidiaries of, failure of Lessee or any of its subsidiaries to comply with, or liability of Lessee or any of its subsidiaries arising under any Environmental Laws and Regulations; (B) any use, presence, suspected presence, disposal, storage, treatment, transportation, handling, generation or actual or alleged release or threatened release into the environment of any Hazardous Materials including, without limitation, the matters identified on Exhibit O; (C) any actual or alleged soil, surface water or groundwater contamination resulting from any condition which existed on or before the date hereof or activities which occur after the date hereof or otherwise relate to the acquisition, use, lease, maintenance, sale, delivery or redelivery of the Equipment or from Lessee's or its subsidiaries' business operations on the Premises including, without limitation, the matters identified on Exhibit O; (D) any asbestos or asbestos-containing material at the Premises, including without limitation all costs and expenses relating to any removal thereof or any repairs, maintenance, encapsulation, or remedial activity related thereto, whether or not required under any Environmental Laws and Regulations; (E) any polychlorinated biphenyls ("PCBS") or PCB equipment deposited or present at the Premises including without limitation all costs and expenses related to any removal thereof or any repairs, maintenance or remedial action related thereto, whether or not required under any Environmental Laws and Regulations; and (F) any illness, disability, injury, or death of any person, or damage to property arising out of or alleged to have arisen out of exposure to activities, substances or conditions occurring after the date hereof or otherwise relating to the acquisition, use, lease, maintenance, sale, delivery or redelivery of the Equipment or from Lessee's or any of its subsidiaries' business operations on the Premises, regardless of when any such illness, disability, injury, death or damage is alleged to have occurred or becomes known. For purposes hereof, "HAZARDOUS MATERIALS" shall mean any pollutants, contaminants, or hazardous substances, hazardous wastes,
toxic   substances, regulated substances and wastes, radioactive materials, polychlorinated biphenyls, asbestos and petroleum, including crude oil or any fraction thereof, as now or hereafter defined or regulated as such by the Environmental Laws and Regulations.

                   (iv) Lessor reserves the right to require environmental audits (including, in connection with the relocation of any Equipment pursuant
to Section 7(a) hereof, an additional   environmental audit for any such
location relating to each such relocation) on any of the Premises where the Equipment is or will be located, such audits to be performed at Lessor's request and, if Lessor shall have reasonable cause to believe that a violation of Environmental Laws has occurred or could reasonably be expected to occur, at Lessee's expense by an independent environmental consultant reasonably acceptable to Lessor. In the event that any such audit discloses any violation of applicable Environmental Laws and Regulations, Lessee shall, at its sole expense, promptly commence remedial, corrective and other actions necessary to resolve such violation or problem in full compliance with all Environmental Laws and Regulations.

        (c) TAX GROSS-UP. Lessee further agrees that with respect to any payment or indemnity under this Section 14, such indemnity shall include any amount necessary to hold the Indemnitee harmless on an after tax basis from all federal, state, local and foreign governmental taxes required to be paid by such recipient with respect to such payment or indemnity.

     15. DEFAULT; REMEDIES. (a) Lessee shall be deemed to be in default hereunder ("Default") if:

        (1) Lessee shall fail to make (A) any payment of rent, Stipulated Loss Value, Termination Value or amount due under Section 20 or 21 hereof when due or
(B) any other amount payable hereunder within five (5) days after the same shall have become due; or

        (2) Lessee shall fail to obtain and maintain in full force and effect the insurance required herein; or

        (3) Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder or under any document or instrument executed and delivered by Lessee in connection herewith and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof to Lessee by Lessor; or

        (4) Lessee or any subsidiary of Lessee shall (A) be generally not paying its debts as they become due; or (B) take action for the purpose of invoking the protection of any bankruptcy or insolvency law, or any such law is invoked against or with respect to Lessee, any subsidiary of Lessee or its property, and any such petition filed against Lessee or any subsidiary of Lessee is not dismissed within sixty (60) days or, if such petition is being contested by Lessee or any subsidiary of Lessee, ninety (90) days; or

        (5) Lessee shall make or permit any unauthorized assignment, transfer or sublease of this Lease, the Equipment or any interest therein; or

        (6) any certificate, statement, representation or warranty contained herein or in any Bill of Sale, Estoppel/Waiver Agreement, Consent to Sublease, Sublease, Subsidiary Guaranty, Subordination Agreement or other document, instrument or certificate delivered in connection herewith or provided pursuant to Section 4 or 5 hereof shall prove to have been false in any material respect at the time as of which the facts therein set forth were stated or certified; or

        (7) (A) Lessee or any of its subsidiaries shall be in default under any Sublease or Consent to Sublease; (B) Lessee or any of its subsidiaries shall be in default under any obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent under any lease agreement (which shall include any equipment lease entered into between Lessee and Lessor after the date hereof), and any applicable grace period with respect thereto shall have expired; (C) Lessee or any of its subsidiaries shall have violated any term or condition of the Credit Agreement or any agreement entered into in connection therewith or any agreement entered into in connection with the Receivables Funding Facility or another event or condition shall have occurred which has caused or would cause, after the giving of notice or the expiration of time or otherwise, any default thereunder and any applicable grace period with respect thereto shall have expired; (D) Lessee or any of its subsidiaries shall have violated any term or condition of any of the Indentures, any of the Senior Debt or any Subordinated Debt or another event or condition shall have occurred which has caused or would cause, after the giving of notice or the lapse of time or otherwise, any default thereunder, and any applicable grace period with respect thereto shall have expired; or (E) Lessee shall fail to repay or refinance the Senior Notes issued under the Indenture dated as of June 1, 1992 on or prior to the scheduled maturity date of such Notes to a maturity date after the expiration of the Lease term; or

        (8) Lessee or any subsidiary of Lessee which has executed a Sublease or a Subsidiary Guaranty shall have terminated its corporate existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any Person

(such actions being referred to as an "Event"), except (A) with respect to Lessee and its subsidiaries, as permitted under Section 4(e) hereof (subject to compliance by Lessee or the applicable subsidiary with the conditions set forth in this clause (8); (B) with respect to Lessee, if not less than sixty (60) days prior to such Event: (x) such Person is organized and existing under the laws of the United States or any state, and executes and delivers to Lessor an agreement containing an effective assumption by such Person of the due and punctual performance of this Lease and all related documents and instruments; and (y) Lessor has consented to such assumption by such Person; and (C) with respect to any subsidiary of Lessee, if not less than sixty (60) days prior to such Event:
(x) such Person is organized and existing under the laws of the United States or any state and executes and delivers to Lessor an agreement containing an effective assumption by such Person of the due and punctual performance of any applicable Sublease, Consent to Sublease and Subsidiary Guaranty, as well as all related documents and instruments; and (y) such Person is Lessee or a subsidiary of Lessee; or

        (9) if Lessee is a privately held corporation and effective control of Lessee's voting capital stock issued and outstanding from time to time is not retained by the present stockholders (unless Lessee shall have provided sixty
(60) days' prior written notice to Lessor of the proposed disposition of stock and Lessor shall have consented thereto in writing); or

        (10) if Lessee is a publicly held corporation there shall occur a material change in the ownership of Lessee's capital stock unless (A) the entity surviving such transaction (if other than Lessee) shall expressly assume the obligations of Lessee under this Lease and the related instruments and documents by an assumption agreement in form and substance satisfactory to Lessor and (B) after giving effect to such change in control, there shall be no deterioration in the financial condition or credit quality of such Person from that of Lessee which existed immediately prior to such change in control as determined by Lessor in its sole and absolute discretion; or

        (11) there occurs any default, termination or rescission under any Sublease, any Consent to Sublease, any Subsidiary Guaranty, any Subordination Agreement or any other document or instrument executed in connection with this Lease or any Sublease or any such agreement, document or instrument is deemed void or unenforceable.

        (b) Solely for the purpose of this Section 15, each Equipment Schedule executed pursuant to this Lease shall constitute a separate instrument of lease; provided, however, that the occurrence of a Default with respect to any Equipment Schedule shall, at the sole discretion of Lessor (as set forth in a written declaration to Lessee) constitute a Default with respect to each Equipment Schedule. Notwithstanding anything set forth herein,

Lessor may exercise all rights and remedies hereunder independently with respect to each Equipment Schedule.

        (c) Upon a Default, Lessor may, at its option, declare this Lease to be in default by written notice to Lessee (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are authorized by Lessee:

               (1) declare the Stipulated Loss Value (such amount representing a liquidated damage formula which the parties reasonably believe represents the anticipated harm to Lessor of a Default and not a penalty) of the Equipment
(determined as of the   next date on which a payment is or would have been due
after the declaration of a Default, or as of the final Payment Date if such determination is made after the final Payment Date for such item of Equipment), together with all other sums then due hereunder with respect to such Equipment, immediately due and payable with respect to any or all of the Equipment (the parties also deem that such amount best reflects the damages Lessor would sustain in the event of the bankruptcy or insolvency of Lessee or the applicable subsidiary executing a Sublease and this Lease or the applicable Sublease were not assumed); and/or

               (2) accelerate and sue for and recover all rent and other payments due hereunder, then accrued or thereafter accruing, with respect to any or all of the Equipment (discounted to present value at a rate equal to the discount rate of the Federal Reserve Bank of New York in effect on the date of such Default); and/or

               (3) require Lessee to assemble any or all of the Equipment at the location to which the Equipment was delivered or the location to which such Equipment may have been moved by Lessee or any subsidiary executing a Sublease or such other location in reasonable proximity to either of the foregoing as Lessor shall designate; or to return promptly, at Lessee's expense, any or all of the Equipment to Lessor at the location and in the condition required under
Section 13 hereof and otherwise in accordance with all of the terms of Section 13 hereof; and/or

               (4) enter into any premises where any item of Equipment is believed to be located and take possession of and render unusable by Lessee or any subsidiary executing a Sublease any or all of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (other than as is caused by the gross negligence or willful misconduct of Lessor) (any such taking of possession shall constitute an automatic cancellation of this Lease as it applies to those items taken without further notice, and such taking of possession shall not prohibit Lessor from exercising its other remedies hereunder); and/or

               (5) (A) sell or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, in a commercially reasonable manner at public or private sale with notice to Lessee (the parties agreeing that ten (10) days' prior written notice shall constitute adequate notice of such sale), with the right of Lessee to purchase at such sale and the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and attorneys' and brokers' fees), to the Obligations of Lessee hereunder, including amounts payable pursuant to clause (c) (1) or (2) above, with Lessee remaining liable for any deficiency and Lessor having the obligation to reimburse Lessee on account of any excess of the net proceeds of disposition after such deductions over such Obligations, and the right to use Lessee's or the applicable subsidiary's premises for any or all of the foregoing without liability for rents, costs, damages or otherwise; or (B) retain any repossessed Equipment and credit the reasonable market value thereof to the Obligations of Lessee hereunder, including amounts payable pursuant to clause (c)(1) or (2) above, with Lessee remaining liable for any deficiency and with Lessor having the obligation to reimburse Lessee on account of any excess of such reasonable value over such Obligations, such reasonable market value to be established by an appraisal firm to be selected by Lessee from a list of three such firms presented to Lessee by General Electric Capital Corporation; PROVIDED, THAT (i) Lessee must indicate its selection by notice to General Electric Capital Corporation within five (5) Business Days of receipt of such list, (ii) Lessee may not reject all of such firms, and (iii) upon either the failure to select a firm within such period or the rejection of all such firms, General Electric Capital Corporation may select the firm to conduct such appraisal; and/or

               (6)  cancel this Lease as to any or all of the Equipment; and/or

               (7) proceed by appropriate court action, either at law or in equity, to enforce performance by Lessee or to recover damages for the breach hereof; or exercise any other right or remedy available to Lessor at law or in equity or otherwise, including without limitation any rights available to Lessor under the Subleases, the Consents to Sublease, the Subsidiary Guaranty and all other documents, instruments and agreements executed in connection herewith and therewith.

        Notwithstanding anything to the contrary contained in this Section 15, in the exercise of any right, remedy or power contained or referred to in this
Section 15 or in the other Lease Documents, Lessor shall not be entitled to retain sums in excess of the amount of the Obligations. Lessor shall render to Lessee an accounting of the proceeds of any disposition of the Equipment or the retention and crediting of the reasonable value thereof and application thereof to the Obligations reasonably promptly after such disposition or retention and application.

        (d) Unless otherwise provided above, a cancellation under this Section 15 shall occur only upon written notice by Lessor to Lessee and only with respect to such items of the Equipment as Lessor specifically elects to cancel in such notice. Upon such a cancellation, Lessee's obligation to continue to pay rent hereunder shall cease with respect to such items of the Equipment as Lessor specifically elects to cancel. Except as to such items of the Equipment with respect to which there is a termination, this Lease shall remain in full force and effect and Lessee shall be and remain liable for the full performance of all its obligations hereunder. In addition, Lessee shall be liable for all legal fees and other expenses incurred by reason of any Default or the exercise of Lessor's remedies, including all expenses incurred in connection with the return of any Equipment in accordance with the terms of Section 13 hereof or in placing such Equipment in the condition required by said Section. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lessor to exercise the rights granted hereunder upon any Default by Lessee shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default. In no event shall the execution of an Equipment Schedule constitute a waiver by Lessor of any pre-existing Default in the performance of the terms and conditions hereof.

     16. ASSIGNMENT BY LESSOR AND LESSEE. (a) WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, LESSEE WILL NOT ASSIGN ANY OF ITS RIGHTS HEREUNDER, SUBLET THE EQUIPMENT OR OTHERWISE PERMIT THE EQUIPMENT TO BE OPERATED OR USED BY, OR TO COME INTO OR REMAIN IN THE POSSESSION OF, ANYONE BUT LESSEE or a subsidiary of Lessee pursuant to a Sublease which meets the requirements of Section 4(g) hereof or pursuant to the Subleases being executed on the date hereof pursuant to Section 5 hereof. No assignment or sublease, whether authorized in this Section or in violation of the terms hereof, shall relieve Lessee of its obligations hereunder and Lessee shall remain primarily liable hereunder. Subject always to the foregoing, this Lease inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

        (b) General Electric Capital Corporation may at any time assign all or any part (and any permitted successor or assignee of General Electric Capital Corporation may at any time assign all, but not less than all) of its rights, obligations, title and interest hereunder, to any other Person. If Lessee is given notice of any such assignment, Lessee shall acknowledge receipt thereof in writing. Upon any such conveyance by General Electric Capital Corporation, the transferee shall be deemed the "Lessor" for all purposes of the items of Equipment to which such transfer relates and each reference herein to Lessor shall thereafter be deemed a reference to the transferee to the extent of such transfer; provided, however, that in
connection with any such assignment,    General Electric Capital Corporation or
an Affiliate thereof shall act as fiscal agent on behalf of all such assignees and shall bill for, collect and receive the rentals and other sums payable under this Lease in respect thereof.

        (c) Lessee acknowledges that it has been advised that General Electric Capital Corporation is acting hereunder as agent for itself and one or more third parties (each being herein referred to as a "Participant" and, collectively, as the "Participants"); that the interest of Lessor in this Lease, the Equipment Schedules, related instruments and documents and/or the Equipment may be assigned to or be participated in by, in whole or in part, and may be used as security for financing obtained from, one or more Participants (the "Syndication"). Lessee agrees that each Participant shall be directly entitled to the benefits of Sections 9 and 14 hereof with respect to its participation in this Lease and may exercise any and all rights of setoff. Lessee agrees to fully cooperate with Lessor in connection with the Syndication, including (without limitation) the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgements as reasonably may be required by Lessor or such Participant.

    17. MISCELLANEOUS. (a) This Lease and the Equipment Schedule constitute the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or altered in any manner except by a document in writing executed by both parties.

        (b) Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        (c) The representations, warranties and covenants of Lessee herein shall be deemed to be continuing and to survive the closing hereunder. Each execution by Lessee of an Equipment Schedule shall be deemed reaffirmation and warranty that there shall have been no material adverse change in the business, operations or financial condition or prospects of Lessee from the date of execution hereof. The obligations of Lessee under Sections 9, 13, 14, 21 and 24 which accrue during the term of this Lease and obligations which by their express terms survive the termination of this Lease shall survive the termination of this Lease.

        (d) Lessor represents and covenants to Lessee that, conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or Persons claiming under Lessor, so long as no Default shall have occurred and be continuing Lessee shall peaceably and quietly hold, possess and use the Equipment during the term of this Lease subject to the terms and provisions hereof.

        (e) If Lessee fails to perform any of its obligations hereunder, Lessor shall have the right, but shall not be obligated, to effect such performance and the amount of any out of pocket and other reasonable expenses of Lessor incurred in connection with such performance, together with interest thereon at the Late Charge Rate (in addition to any Late Payment Fee charged in connection with a late payment of rent), shall be payable by Lessee upon demand.

        (f) All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of mailing.

        (g) This Lease shall not be effective unless and until accepted by execution by an officer of Lessor.

     18. CHATTEL PAPER. To the extent that this Lease and/or any Equipment Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest herein or therein may be created through the transfer or possession of this Lease in and of itself without the transfer or possession of the original of an Equipment Schedule executed pursuant to this Lease and incorporating the Lease by reference; and no security interest in this Lease and an Equipment Schedule may be created by the transfer or possession of any counterpart of the Equipment Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate" or "Copy".

     19.  OWNERSHIP FOR TAX PURPOSES; GRANT OF SECURITY INTEREST.

        (a) For income tax, personal property tax and sales tax purposes, the parties hereto agree that it is their mutual intention that Lessee shall be considered the owner of the Equipment and that no transfer of title to the Equipment shall occur. Accordingly, Lessor agrees (i) to treat Lessee as the owner of the Equipment on its federal, state and local income tax returns and on any personal property or sales tax returns, unless such treatment violates any applicable law or regulation, (ii) not to take actions or positions inconsistent with such treatment on or with respect to its income tax, personal property tax or sales tax returns unless the failure to take an inconsistent action or position violates any applicable law or regulation, and (iii) not to claim any tax benefits available to an owner of the Equipment on or with respect to its income tax returns. The foregoing undertakings by Lessor shall not be violated by Lessor' taking a tax position inconsistent with the foregoing sentence to the extent such position is required by law or is taken through inadvertence so long as such inadvertent tax position is reversed by Lessor promptly upon its discovery. Lessor shall in no event be liable to Lessee if Lessee fails to secure any of the tax benefits available to the owner of the Equipment.

        (b) The parties hereto agree that the transactions contemplated herein are intended as a lease; provided, however, to provide for the contingency of a determination for other reasons that the lease so intended nonetheless creates a security interest, Lessee grants to Lessor:

               (i) to secure the prompt payment and performance as and when due of all Obligations and indebtedness of Lessee (or any Affiliate of Lessee), now existing or hereafter created, to Lessor pursuant to this Lease, the documents executed and delivered by the Lessee in connection herewith or otherwise, a first priority security interest in all right, title and interest Lessee may now have or may hereafter acquire in, to and under the Equipment and all accessions, substitutions and replacements thereto and therefor, and proceeds (cash and non-cash), including insurance proceeds thereof and in furtherance of the foregoing, Lessee shall (A) execute and deliver to Lessor, to be recorded at Lessee's expense, Uniform Commercial Code financing statements, statements of amendment and statements of continuation as reasonably may be required by Lessor to perfect and maintain perfected the first priority security interest granted by Lessee herein and (B) execute and deliver, to be recorded at Lessee's expense, any such forms and documents as reasonably may be required by Lessor to evidence Lessor's title to and security interest in any item of Equipment which is covered by a certificate of title issued under a statute of any applicable jurisdiction; and

              (ii) to the extent the Equipment covered by the Lease may constitute or be deemed to be Lessee's inventory, as such term is defined in the Uniform Commercial Code of any applicable jurisdiction (the "Inventory"), a security interest in such Inventory, which shall mean all Equipment offered or furnished under any contract of service or intended for sale or lease, any and all additions, attachments, accessories and accessions thereto, any and all substitutions, replacements or exchanges therefor, any and all leases, subleases, rentals, accounts and contracts with respect to the Equipment which may now exist or hereafter arise, together with all rights thereunder and all rental and other payments and purchase options due and to become due thereunder, any and all sales proceeds payable for such property, all insurance, bonds and/or other proceeds of the property and all returned or repossessed Equipment now or at any time or times hereafter in the possession or under the control of Lessee or Lessor; PROVIDED, HOWEVER, THAT LESSEE IS NOT AUTHORIZED TO SELL OR SUBLEASE (except as provided in Sections 4(g), 5 and 16(a) hereof) THE EQUIPMENT OR THE INVENTORY; and

        (iii) a security interest in all accounts, as such term is defined in the Uniform Commercial Code of any applicable jurisdiction, now owned by Lessee or hereafter acquired or owned by Lessee that might arise or result from any lease or other disposition of any of the Equipment or the Inventory, including, but not limited to, any right of Lessee to payment for Equipment sold or leased or under any contract for services whether or not evidenced by an instrument or chattel paper and whether or not such right has been earned by performance.

     20. EARLY TERMINATION AND PURCHASE OPTION. (a) Notwithstanding any provision in this Lease to the contrary, if no Default shall have occurred and be continuing, Lessee shall have the option exercisable by written notice delivered not less than 90 days prior to the proposed purchase date, on any two Payment Dates in a calendar year, to purchase any item of Equipment that has become technologically obsolete for Lessee's purposes at a purchase price equal to the sum of (i) the Termination Value of such Equipment, plus (ii) if the Option to Convert has been exercised, the Make Whole Premium, if any, plus (iii) in the case of any termination prior to one year after the Lease Commencement Date, an additional amount equal to 1% of the Termination Value of such Equipment (such amount, the "Termination Premium") in payment of Lessor's administrative expenses, provided that (A) no Termination Premium shall be payable in the event that the purchase is caused by a change in control of Lessee's voting stock; and (B) the Termination Premium shall be equal to 0.5% of the Termination Value of such Equipment if the purchase price is paid from the proceeds of any offering of Lessee's equity securities that is registered under the Securities Act of 1933, as amended, plus (iv) all rent and other sums then due on such date, plus (v) all taxes and charges upon sale and all expenses incurred by Lessor in connection with such sale; PROVIDED, THAT after giving effect to any such purchase the Total Funding Amount of all Equipment purchased under this Section 20(a) shall not exceed 10% of the cumulative original Total Funding Amount of all items of Equipment subject to this Lease.

        (b) In addition, on any Payment Date, Lessee may purchase on any such date all, but not less than all, of the Equipment which is then in existence. Unless and until Lessee exercises its rights under this Section 20 or Lessee purchases the Equipment under Section 21 below, nothing contained herein shall give or convey to Lessee any right, title or interest in and to any Equipment except as a lessee. The purchase price for the Equipment so purchased under this Section 20(b) shall be equal to the sum of (i) the Termination Value of the Equipment, plus (ii) if the Option to Convert has been exercised, the Make Whole Premium, if any, plus (iii) in the case of a termination prior to one year after the Lease Commencement Date, the Termination Premium, subject to the same provisos as are set forth in clauses (A) and (B) of Section 20(a)(iii) above, plus (iv) all rent and other sums due on such date, plus (v) all taxes and charges upon sale and all expenses incurred by Lessor in connection with such sale.

        (c) If Lessee is required to purchase any items of Equipment pursuant to Section 4(f) hereof, or to pay the Stipulated Loss Value of any Equipment (x) upon an event of Total Loss with respect to such Equipment pursuant to Section 12 hereof or (y) following the occurrence of a Default pursuant to Section 15(c)(i) hereof, Lessee shall pay to Lessor an amount equal to the sum of (i) the Termination Value or Stipulated Loss Value, as so required of such Equipment, plus (ii) if the Option to Convert has been exercised, the Make Whole Premium, if any, plus (iii) in the case of a termination prior to one year after the Lease Commencement Date, an additional amount equal to the Termination Premium, subject to the same provisos as are set forth in clauses (A) and (B) of
Section 20(a)(iii) above, plus (iv) all other rent and other sums then due on such date plus (v) all taxes and charges upon sale and all other reasonable expenses incurred by Lessor in connection with such sale.

        (d) For purposes hereof, "Make Whole Premium" shall mean a premium equal to the excess, if any of (i) the aggregate present value as of the date of purchase of the sum of (A) the remaining scheduled rent payments for all such items of Equipment being purchased on such date plus (B) the full amount of the Fixed Purchase Price that but for exercise of the options or required repurchases or payments contained in this Section 20 would be payable on the final Payment Date for such items of Equipment, discounted to the date of payment at the Reinvestment Rate, over (ii) the aggregate present value as of the date of purchase of the sums of (A) the remaining scheduled rent payments for all such items of Equipment being purchased on such date plus (B) the full amount of the Fixed Purchase Price that but for exercise of the option contained in this Section 20 would be payable on the final Payment Date for such items of Equipment, discounted to the date of payment at the fixed Contract Rate; provided, however, that if the Reinvestment Rate is equal to or higher than the fixed Contract Rate, the Make Whole Premium shall be zero.

        (e) "Reinvestment Rate" shall mean the yield to maturity of United States Treasury Notes with a maturity equal to the remaining term of the Lease as published in THE WALL STREET JOURNAL three (3) Business Days prior to such purchase. If no maturity exactly corresponds to such remaining term, the Reinvestment Rate shall be interpolated on a straight line basis, utilizing the yields for the two maturities which most closely correspond to the requisite maturity. On the effective date of termination Lessee shall pay to Lessor all amounts specified in this Section 20, whereupon, Lessor will transfer to Lessee, without recourse or warranty (except that Lessor shall represent and warrant that it has whatever title Lessee conveyed to it subject to any Permitted Liens and any liens, claims or encumbrances required to be removed by Lessee pursuant to the terms hereof), all of Lessor's right, title and interest in and to such Equipment and this Lease shall terminate with respect to such Equipment being purchased (but only as to such Equipment).

        21.  END OF LEASE PURCHASE REQUIREMENT.

        Unless Lessee has exercised its option to terminate this Lease pursuant to Section 20(b) hereof, upon the expiration of the term of this Lease, Lessee shall purchase all of the Equipment described on Equipment Schedules which remains subject to the terms of this Lease upon the following terms and conditions: At the expiration of the term of this Lease, Lessee shall pay to Lessor in cash the Fixed Purchase Price for the Equipment so purchased, determined as hereinafter provided. The Fixed Purchase Price of the Equipment shall be an amount equal to (i) $800,448, less (ii) an amount determined by multiplying $800,448 by a fraction, the numerator of which shall be equal to the sum of (A) the Total Funding Amount of all items of Equipment theretofore purchased by Lessee under Sections 20(a), (b) or (c) hereof, the purchase price of which has been paid to Lessor and (B) the Total Funding Amount of all items of Equipment as to which a Total Loss has occurred and Lessee has paid Lessor the Stipulated Loss Value thereof, and the denominator of which shall be the original Total Funding Amount of all Equipment subject to this Lease on the Lease Commencement Date, together with all rent and other sums then due on such date, plus all taxes and charges upon sale and all other expenses incurred by Lessor in connection with such sale. Upon satisfaction of the conditions specified in this Section 21, Lessor will transfer, without recourse or warranty (except that Lessor shall represent and warrant that it has whatever title Lessee conveyed to it subject to any Permitted Liens and any liens, claims or encumbrances required to be removed by Lessee pursuant to the terms hereof) all of Lessor's right, title and interest in and to the purchased Equipment. Except as specified in the preceding sentence with respect to title, Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of such Equipment and other matters.

     22.  RENT CALCULATIONS.

        All rent, Stipulated Loss Value and Termination Value calculations shall be as set forth in the Equipment Schedule.

     23.  CONFIDENTIALITY.

        Lessor agrees to exercise reasonable efforts to keep any non-public information delivered or made available to it pursuant to the Lease or any other Lease Document, which Lessee has identified in writing as confidential information, confidential from any Person other than officers, employees, agents, designees or representatives of Lessor who are or are expected to become engaged in evaluating, approving, structuring or administering the Lease, any Sublease, any other Lease Document or any other transaction contemplated hereby or thereby; PROVIDED, THAT nothing herein shall prevent Lessor from disclosing such information (a) to any bona fide prospective or actual assignee, transferee or Participant that has agreed in writing to comply with this Section 23 in connection with the contemplated assignment, transfer or participation of any interest herein or therein; (b) to any of its Affiliates to the extent any such Affiliate requires such information in the ordinary course of Lessor's credit committee or asset management procedures; (c) to any of its legal counsel, accountants, and other professional advisors; (d) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; or (e) as required in connection with the exercise of any remedy under the Lease, any Sublease or any of the other Lease Documents; PROVIDED, FURTHER, that a determination by Lessor as to the application of the circumstances described in the foregoing clauses
(a) through (e) will be conclusive if made in good faith.

     24.  TRANSACTION EXPENSES.

        On the Lease Commencement Date Lessee shall pay promptly all Transaction Costs to the parties entitled thereto. For purposes hereof "Transaction Costs" shall mean the fees, expenses and costs of documenting and closing the transactions contemplated herein and in the Subleases being executed on the date hereof and all related documents, instruments and agreements, including, without limitation, the fees and expenses of counsel to Lessor, the appraisal fees, the filing fees, due diligence costs and expenses, and all other fees and expenses of Lessor; provided, however, in no event shall Transaction Costs include any of Lessee's or Lessee's counsels', accountants', engineers' or other advisors' or representatives' expenses or any other cost or expense which Lessee is required to pay by the express terms of this Lease or any document or instrument executed or delivered in connection herewith including, without limitation any costs, fees or expenses incurred under or in connection with any environmental audit required pursuant to Section 14(b)(iv) hereof or local counsel opinions required pursuant to Section 16(c) hereof, all of which shall remain payable by Lessee in accordance with the terms hereof.

     25.  USURY SAVINGS.

        It is the intention of the parties hereto to comply with any applicable usury laws to the extent that any of this Lease or any Exhibit or Schedule is determined to be subject to such laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in any Exhibit, any Schedule or the Lease, in no event shall this Lease or any Exhibit or any Schedule require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest in contracted for, charged or received under this Lease or any Exhibit or any Schedule, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under any of this Lease or any Exhibit or any Schedule shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this Section 25 shall govern and control, (b) neither Lessee nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Lessee, at the option of Lessor, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Lease or any Exhibit or any Schedule which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Lessee or otherwise by Lessor in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lessor to receive a greater interest per annum rate than is presently allowed, Lessee agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

     26.  PAYMENTS DURING DEFAULT.

        Notwithstanding anything to the contrary contained in this Lease, if Lessee is in Default hereunder, any amount that would otherwise be paid to Lessee under this Lease shall be held by Lessor as security for the obligations of Lessee hereunder and, at such time as no Default shall be continuing, such amount shall be paid promptly to Lessee unless Lessor shall have declared this Lease to be in default under Section 15 hereof, in which event such amount shall be applied by Lessor in accordance with the terms of said Section 15.

     27.  WAIVER OF JURY TRIAL.

        LESSEE AND LESSOR HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSEE AND LESSOR MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS LEASE. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY LESSEE AND LESSOR AND LESSEE AND LESSOR HEREBY ACKNOWLEDGE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LESSEE AND LESSOR FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

28.  CHOICE OF LAW; JURISDICTION.

        THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT UNLESS AND TO THE EXTENT THE GRANT OF A SECURITY INTEREST MAY BE GOVERNED BY OTHER APPLICABLE STATE LAW. The parties agree that any action or proceeding arising out of or relating to this Lease may be commenced in any state or Federal court in the State of New York, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinbelow set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York.

                           [signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Equipment Lease Agreement to be duly executed as of the day and year first above set forth.

GENERAL ELECTRIC CAPITAL CORPORATION  CARLISLE PLASTICS, INC.
AS AGENT FOR ITSELF AND CERTAIN       Lessee
PARTICIPANTS
Lessor


By: /s/ Christopher Ziluca         By: /s/ Rajiv P. Bhatt
    ---------------------------       ----------------------------
Title: Senior Credit Analyst        Title: Chief Financial Officer
      -------------------------           ------------------------
   44 Old Ridgebury Road           One Union Street
   Danbury, CT 06810-5105          Boston, Massachusetts 02108
   Attn.: Manager of Operations    Attn.:  Chief Financial
                                           Officer





Receipt of this original
counterpart of the Equipment
Lease Agreement hereby
acknowledged on the 4th day
of April, 1994:

GENERAL ELECTRIC CAPITAL CORPORATION,
AS AGENT FOR ITSELF AND CERTAIN PARTICIPANTS


By:________________________________

Title:_____________________________

                                          EXHIBIT B TO EQUIPMENT LEASE AGREEMENT
                                          --------------------------------------


                            DEFINITIONS RELATING TO
                           EQUIPMENT LEASE AGREEMENT
                           -------------------------

        For purposes of this Exhibit, all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. A reference in this Exhibit to any document includes an amendment or supplement to, or replacement or novation of, that document unless otherwise expressly provided herein or in the Lease. A reference in this Exhibit to a party to a document includes that party's successors and permitted assigns. A reference in this Exhibit to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form.

        "ADJUSTMENT PERIOD" shall have the meaning assigned to such term in the Equipment Schedule.

        "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person.

        "AMERICAN WESTERN" shall mean American Western Corporation, a Delaware corporation.

        "APPLICABLE LAWS" shall mean all applicable laws, statutes, treaties,rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and including any tax laws).

        "APPRAISAL" shall mean the written appraisal report of MB Valuations, Inc. dated January 28, 1994, describing Equipment being made subject to the Lease.

        "ASSET PURCHASE AGREEMENTS" shall mean those certain Asset Purchase Agreements by and between Lessee and each of its domestic operating subsidiaries, each dated the Closing Date under the Credit Agreement, whereby Lessee purchased all of such subsidiaries' raw materials, work in process, finished goods, accounts and inventory upon the terms and conditions set forth therein.

        "BASE INDEX" shall have the meaning assigned to such term in the Equipment Schedule.

        "BILL OF SALE" shall mean a Bill of Sale in the form of Exhibit C to the Lease executed by Lessee and each Sublessee executing a Sublease in favor of Lessor.

        "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in the State of New York or Massachusetts are authorized by law or other governmental action to close.

        "CAPITAL EXPENDITURES" shall mean all payments for any fixed assets or improvements, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, and, in any event, shall include Capital Lease Obligations and all asset purchases secured by purchase money security interests.

        "CAPITAL LEASE" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, any such lease under which such Person is the lessor.

        "CAPITAL LEASE OBLIGATION" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          "CERCLA" shall have the meaning assigned to such term in
     Section 14(b)(ii) of the Lease.

        "CHARGES" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Equipment, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of Lessee or any of its subsidiaries, (iv) Lessee's, or any of its subsidiaries', ownership or use of any of its properties or other assets, or (v) any other aspect of Lessee's, or any of its subsidiaries', businesses.

        "CIT DOCUMENTS" shall mean, collectively the CIT Guaranty Agreement, the CIT Loan Agreement and the CIT Notes.

        "CIT GUARANTY AGREEMENT" shall mean that certain Guaranty Agreement, dated May 13, 1992, executed by Poly-Tech in favor of The CIT Group/Equipment Financing, Inc., as in effect on the Lease Commencement Date.

        "CIT LOAN AGREEMENT" shall mean that certain Loan and Security Agreement by and between Lessee and The CIT Group/Equipment

Financing, Inc., dated May 13, 1992, as in effect on the Lease  Commencement
Date.

        "CIT NOTES" shall mean those certain promissory notes described on Exhibit L-1 to the Lease, executed by Lessee in favor of The CIT Group/Equipment Financing, Inc. pursuant to the CIT Loan Agreement, as in effect on the Lease Commencement Date.

        "CONSENT TO SUBLEASE" shall mean a Consent to Sublease in the form of Exhibit J to the Lease executed by Lessee, Lessor and the sublessee identified therein.

        "CONSOLIDATED" shall mean the relevant figures as determined for Lessee and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP after eliminating all intercompany items and minority interests.

        "CONSOLIDATED SUBSIDIARY" shall mean each subsidiary of Lessee other than an unconsolidated subsidiary.

        "CONTRACT RATE" shall have the meaning assigned to such term in the Equipment Schedule.

        "CONVERSION DATE" shall have the meaning assigned to such term in the Equipment Schedule.

        "CREDIT AGREEMENT" shall mean that certain Credit Agreement dated as of March 9, 1994, among Carlisle Plastics, Inc. and General Electric Capital Corporation, as agent and lender, and the other lenders party thereto, as in effect on the Lease Commencement Date.

        "CURRENT INDEX" shall have the meaning assigned to such term in the Equipment Schedule.

        "DEBIT AGREEMENT" shall mean the GE Capital Commercial Equipment Financing Authorization Agreement for Pre-Arranged Payments (Debits) in the form of Exhibit K to the Lease executed by Lessee and delivered to General Electric Capital Corporation.

        "DEBT AVAILABILITY" shall mean, for each Fiscal Year, an amount equal to
(a) the aggregate amount of Indebtedness that Lessee and its subsidiaries could have had outstanding as of the end of such Fiscal Year without exceeding the ratio of Funded Debt to Equity, measured as of the end of such Fiscal Year, set forth below opposite such Fiscal Year, minus (b) the aggregate amount of Indebtedness of Lessee and its subsidiaries actually outstanding as of the end of such Fiscal Year:

                                            Funded Debt to
               Fiscal Year                   Equity Ratio
               -----------                   ------------
                   1994                      2.20 to 1.0

                   1995                      1.65 to 1.0

                   1996                      1.24 to 1.0

                   1997                      .90 to 1.0

                   1998                      .65 to 1.0

                   1999                      .65 to 1.0

        "DEBT SERVICE CHARGES" shall mean, with respect to Lessee and its subsidiaries on a Consolidated basis, for any fiscal period of Lessee, the sum of (i) Interest Expense in respect of Funded Debt plus (ii) regularly scheduled payments of principal on Funded Debt, in each case of Lessee and its subsidiaries for such period.

        "DEFAULT" shall have the meaning assigned to such term in Section 15(a) of the Lease.

        "DIVIDENDS" shall mean any dividends or other distributions upon or with respect to a Person's capital stock or any redemptions, repurchases or other acquisitions or retirements of such capital stock, in any case paid, declared or effected by such Person and any principal payments of Subordinated Debt by such Person.

        "EBITDA" shall mean, with respect to Lessee and its subsidiaries on a Consolidated basis, for any fiscal period of Lessee (i) Net Income plus (ii) to the extent deducted in determining Net Income, Interest Expense and taxes (as stated in Lessee's Consolidated statement of income) plus (iii) to the extent deducted in determining Net Income, depreciation, amortization and other similar non-cash charges minus (iv) to the extent added in determining Net Income, extraordinary gains plus (v) to the extent deducted in determining Net Income, extraordinary losses.

        "ENVIRONMENTAL EXPENSE" shall have the meaning assigned to such term in
Section 14(b)(iii) of the Lease.

        "ENVIRONMENTAL LAWS AND REGULATIONS" shall have the meaning assigned to such term in Section 14(b)(ii) of the Lease.

        "EQUIPMENT SCHEDULE" shall mean, collectively, the Equipment Schedules in the form of Exhibit A to the Lease executed by Lessee and Lessor setting forth certain terms and conditions upon which the items of Equipment described therein will be subjected to the Lease.

        "EQUIPMENT" shall mean the items of equipment described in each Equipment Schedule executed by Lessee and Lessor pursuant to the Lease, together with all additions, attachments, appliances, parts, instruments, appurtenances, accessories, furnishings and other parts of whatever nature which may from time to time be incorporated or installed in or attached to the Equipment and any and all replacements, substitutions or exchanges therefor.

        "ESTOPPEL/WAIVER AGREEMENT" shall mean an Estoppel/Waiver Agreement substantially in the form of Exhibit D-1 or Exhibit D-2 to the Lease delivered in accordance with Section 5 of the Lease.

        "EVENT" shall have the meaning assigned to such term in Section 15(a) of the Lease.

        "EQUITY" shall mean the assets of Lessee and its subsidiaries on a Consolidated basis LESS (i) reserves applicable thereto and (ii) the liabilities of Lessee and its subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

        "ERISA AFFILIATE" shall mean, with respect to Lessee or any of its subsidiaries, any trade or business (whether or not incorporated) under common control with Lessee or such subsidiary, as appropriate, and which, together with Lessee or such subsidiary, as appropriate, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

        "FAIRMONT IRB" shall mean the industrial revenue bonds issued in connection with that certain loan agreement dated December 31, 1985 between the City of Fairmont, Minnesota and AMDEVCO PACKAGING/FILMS, INC.

        "FISCAL YEAR" shall mean the twelve month period of Lessee and its subsidiaries ending December 31 of each year.

        "FIXED CHARGES" shall mean, with respect to Lessee and its subsidiaries on a Consolidated basis, for any fiscal period of Lessee, the sum of (i) Debt Service Charges plus (ii) taxes (as stated in Lessee's Consolidated statement of income), in each case of Lessee for such period.

        "FIXED PURCHASE PRICE" shall have the meaning assigned to such term in
Section 21 of the Lease.

        "FUNDED DEBT" shall mean, with respect to Lessee and its subsidiaries, on a Consolidated basis, all of its Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from or is directly or indirectly renewable or extendible at its option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including in each instance current maturities of long-term debt (and the current portion of long-term debt in the last year of its term), revolving credit and short-term debt extendible beyond one year at the option of the debtor, and shall also include, without limitation, Indebtedness arising under or in connection with any interest rate swap agreement or arrangements and the Obligations.

          "GAAP" shall have the meaning assigned to such term in Section 3 of the Lease.

        "GOVERNMENTAL AUTHORITY" shall mean any federal, state, county, municipal or other United States federal, state or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority.

        "GUARANTEED INDEBTEDNESS" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

        "HAZARDOUS MATERIALS" shall have the meaning assigned to such term in
Section 14(b)(iii) of the Lease.

        "IMPOSITION" shall have the meaning assigned to such term in Section 9 of the Lease.

        "INDEBTEDNESS" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all obligations arising under or in connection with any interest rate swap agreement or arrangements, (vi) all Indebtedness referred to in clause (i), (ii), (iii),
(iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) the Obligations, and (viii) all liabilities under Title IV of ERISA.

        "INDEMNITEE" shall have the meaning assigned to such term in Section 14(a) of the Lease.

        "INDENTURES" shall mean the following indentures to which Lessee is a party: (i) the Amended and Restated Indenture dated as of April 1, 1989, as supplemented and amended through March 20, 1990; (ii) the Indenture dated as of March 23, 1990, as supplemented through October 9, 1990; and (iii) the Indenture dated as of June 1, 1992, each as in effect on the Lease Commencement Date without giving effect to any amendment or modification thereto made without the consent of Lessor.

        "INTEREST EXPENSE" shall mean, for any fiscal period of Lessee, interest expense of Lessee for such period in respect of

Funded Debt, excluding the amortization of capitalized debt transaction costs.

        "INVENTORY" shall have the meaning assigned to such term in Section 19(b)(ii) of the Lease.

        "IRC" means the Internal Revenue Code of 1986, as amended.

        "LATE CHARGE RATE" with respect to any payments relating to an item of Equipment or other payments, shall have the meaning assigned to such term in the Equipment Schedule covering such item of Equipment.

        "LATE PAYMENT FEE" shall mean, with respect to a payment of rent, a fee equal to five percent (5%) of the rental payment that is not paid when due.

        "LEASE COMMENCEMENT DATE" with respect to any item of Equipment shall mean the date of execution by Lessee and Lessor of the Equipment Schedule and delivery by Lessee or the applicable subsidiary of Lessee of the Bill of Sale for such Equipment.

        "LEASE" shall mean the Equipment Lease Agreement dated as of April 4, 1994 by and between Lessor and Lessee, as supplemented and amended from time to time by Equipment Schedules entered into pursuant to the applicable provisions of the Lease.

        "LEASE DOCUMENTS" shall mean this Lease (and all Schedules and Exhibits hereto), the Subleases, the Consents to Sublease, the Subsidiary Guarantees, and all other agreements, instruments, documents and certificates in favor of Lessor or Lessee, as sublessor under the Subleases, and including all other pledges, financing statements, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Lessee or any of its Affiliates, or any employee of Lessee, or any of its Affiliates, in connection with this Lease or any Sublease or the transactions contemplated hereby or thereby.

        "LESSEE" shall mean Carlisle Plastics, Inc.

        "LESSOR" shall mean General Electric Capital Corporation, as agent for itself and certain Participants.

        "MAKE WHOLE PREMIUM" shall have the meaning assigned to such term in
Section 20(d) of the Lease.

        "MANAGEMENT SERVICES AGREEMENT" shall mean that certain Management Services Letter Agreement, dated May 22, 1991, by and between Lessee and Carlisle Plastics Management Corporation, as heretofore amended and as the same may after the Lease Commencement Date be extended or renewed on terms which are no less favorable to Lessee and which have been otherwise disclosed to Lessor.

        "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse effect on
(i) the business, assets, operations, prospects or financial or other condition of Lessee or any subsidiaries of Lessee executing a Sublease, (ii) Lessee's or any of its subsidiaries' ability to pay any of the Obligations under the Lease or under any Sublease or any other Obligations in accordance with the terms thereof,
(iii) Lessor's liens on the Equipment or proceeds thereof or the priority of any such lien, or (iv) Lessor's or any Participant's rights and remedies under the Lease, any Sublease or any other Lease Document or (v) the validity or enforceability of any of the Lease Documents, or (b) the incurrence by Lessee or any of its subsidiaries of material liability, contingent or liquidated, outside of the ordinary course of business.

        "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Lessee, or any of its subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

        "NET INCOME" shall mean, with respect to Lessee and its subsidiaries on a Consolidated basis, for any fiscal period, Lessee's Consolidated net income (or loss) after income and franchise taxes and shall have the meaning given such term by GAAP; PROVIDED, THAT, there shall be specifically excluded therefrom net income of any Person that is not a direct or indirect wholly-owned subsidiary of Lessee, unless received by Lessee in cash.

        "NET WORTH" shall mean the sum of (i) the higher of $66,000,000 or Equity as of April 30, 1994 PLUS (ii) Net Income since April 30, 1994 through and including the applicable measurement date.

        "NOTICE DATE shall have the meaning assigned to such term in the Equipment Schedule.

        "OBLIGATIONS" shall mean all obligations for the payment of rent, Stipulated Loss Value, Termination Value, Fixed Purchase Price, fees, expenses, taxes, indemnification and all other debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Lessee to Lessor or any Participant, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any lease, note, agreement or other instrument, arising under this Lease, any Sublease or any of the other Lease Documents. This term includes all principal, interest, fees, charges, expenses, reimbursements, indemnities, attorneys' fees and any other sum chargeable to Lessee or any Subleasee under this Lease or any of the other Lease Documents.

        "OPTION TO CONVERT" shall have the meaning assigned to such term in the Equipment Schedule.

        "PARTICIPANT" shall have the meaning assigned to such term in Section 16(c) of the Lease.

        "PAYMENT DATE" shall have the meaning assigned to such term in the Equipment Schedule.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        "PENSION Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Lessee or any of its subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

        "PERIODIC INSTALLMENT" shall have the meaning assigned to such term in the Equipment Schedule.

        "PERMITTED INVESTMENTS" shall mean (i) investments in direct obligations of the United States of America maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000, (iii) investments in commercial paper given the highest rating by two nationally recognized statistical rating organizations (as defined in Rule 436 under the Securities Act of 1933, as amended) and maturing not more than 90 days from the date of acquisition thereof, (iv) demand deposit accounts and other corporate accounts set forth on Schedule 3.22 to the Credit Agreement, (v) loans or advances permitted by Section 2.3 or 2.4 of Exhibit N to the Lease,
(vi) existing investments in subsidiaries described in Exhibit F to the Lease, and (vii) Investments in new subsidiaries after the Closing Date in accordance with the terms of Section 1.13 of Exhibit M to the Lease.

        "PERMITTED LIEN" shall have the meaning assigned to such term in Section 10 of the Lease.

        "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, nonincorporated organization or government or agency or political subdivision thereof.

        "POLY-TECH" shall mean Poly-Tech, Inc., a Minnesota corporation.

        "POTENTIAL DEFAULT" shall have the meaning assigned to such term in
Section 4 of the Lease.

        "PREMISES" shall mean the premises owned or leased by Lessee or any Affiliate of Lessee where the Equipment is located during the term of the Lease.

        "PRINCIPAL" shall have the meaning assigned to such term in the Equipment Schedule.

        "PURCHASE MONEY LIENS" shall mean purchase money liens (including capitalized leases and other forms of installment purchase financing but excluding the Lease and the Subleasees) granted to the Person financing a purchase of equipment acquired in the ordinary course of business in accordance with past practice (subject to the limitations on Capital Expenditures set forth in the Lease, including those set forth in Exhibit G-1 thereto); PROVIDED, THAT such liens attach only to the equipment so acquired, the Indebtedness secured by such lien does not exceed the purchase price of the equipment on which the lien is granted, and the transaction does not violate any other provision of the Lease.

        "RECEIVABLES FUNDING FACILITY" shall mean the accounts receivable funding facility to be established by Lessee and Carlisle Plastics Funding Corporation with Redwood Receivables Corporation and General Electric Capital Corporation or another funding source satisfactory to Lessor to finance Lessee's accounts receivable in an amount not to exceed Thirty-Five Million Dollars ($35,000,000) such facility to include the terms and conditions set forth in that certain commitment letter dated February 15, 1994, between Lessee and Redwood Receivables Corporation, and such other terms and conditions as are satisfactory to Lessor in its sole discretion.

        "REINVESTMENT RATE" shall have the meaning assigned to such term in
Section 20(e) of the Lease.

        "RESPONSIBLE OFFICER" shall mean, with respect to any Person, the Chairman, the President, any Senior Vice President and any other executive corporate officer (or holder of an equivalent position for a nonincorporated Person) who in the normal performance of his operational responsibilities would have knowledge of such matter and the requirements with respect thereto.

        "RESTRICTED PAYMENT" shall mean (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's stock,
(ii) any payment on account of the purchase, redemption, defeasance or other retirement of a Person's stock or any other payment or distribution made in respect thereof, either directly or indirectly, or (iii) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person.

          "RHINO-X" shall mean Rhino-X Industries, Inc., a Delaware corporation.

        "SENIOR NOTES" shall mean the Senior Notes issued and outstanding pursuant to the Indentures.

        "STIPULATED LOSS VALUE" shall have the meaning assigned to such term in
Section 12 of the Lease.

        "SUBLEASE" shall mean an Equipment Sublease Agreement in the form attached as Exhibit B to the Consent to Sublease.

        "SUBLESSEE" shall mean each of Poly-Tech, Rhino-X and American Western.

        "SUBORDINATED DEBT" shall mean any Indebtedness issued or otherwise owing by Lessee in favor of any subsidiary or by any subsidiary in favor of Lessee (a) the payment of which is subordinated to the payment of the Obligations in form and substance satisfactory to Lessor in its sole discretion and (b) which is incurred pursuant to documentation or entry in the financial records of Lessee or a subsidiary, as applicable, in form and substance satisfactory to Lessor in its sole discretion. Subordinated Debt shall include, without limitation, Indebtedness of the subsidiaries in favor of Lessee set forth on Exhibit L-2 to the Lease and any extensions, renewals, substitutions, refinancings or replacements permitted by Section 2.3 of Exhibit N to the Lease and Indebtedness of the subsidiaries in favor of Lessee expressly permitted by Section 2.3 of Exhibit N to the Lease.

        "SUBORDINATION AGREEMENT" shall mean the Subordination Agreement in the form of Exhibit Q hereto of even date herewith among Lessor, Lessee and the subsidiaries of Lessee.

        "SUBSIDIARY" of a Person shall mean (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "subsidiary" shall mean a subsidiary of Lessee.

        "SUBSIDIARY GUARANTEES" shall mean the Subsidiary Guarantees in the form of Exhibit R hereto executed by Poly-Tech, Rhino-X and American Western on the date hereof in favor of Lessor guaranteeing the payment and performance of Lessee's obligations under the Lease.

        "SUPPLIER" shall mean the manufacturer and/or Lessee's supplier or vendor of any item of Equipment.

        "SYNDICATION" shall have the meaning assigned to such term in Section 16(c) of the Lease.

        "TERMINATION PREMIUM" shall have the meaning assigned to such term in
Section 20(a) of the Lease.

        "TERMINATION VALUE" shall have the meaning assigned to such term in
Section 12 of the Lease.

        "TOLL MANUFACTURING AGREEMENTS" shall mean those certain Contract Manufacturing Agreements by and between Lessee and each of its domestic operating subsidiaries, each dated the Closing Date under the Credit Agreement, whereby Lessee appoints such subsidiaries as Lessee's agent to purchase, process and ship inventory for the benefit of Lessee upon the terms and conditions set forth therein.

        "TOTAL FUNDING AMOUNT" shall mean, with respect to all the Equipment covered on an individual Equipment Schedule, the total funding amount for such items of Equipment as set forth on such Equipment Schedule and with respect to any item of Equipment the total fair market value set forth on the Equipment Schedule for such item of Equipment, and in each case the total funding amount shall not exceed the fair market value on an "in place" basis as set forth in the appraisal of the Equipment dated January 28, 1994 delivered to General
Electric Capital Corporation, as adjusted upon any early termination or casualty event.

        "TOTAL INDEBTEDNESS" shall mean the total liabilities of Lessee and its Consolidated Subsidiaries which, in accordance with GAAP, would be included in the liability side of a balance sheet.

        "TOTAL LOSS" shall have the meaning assigned to such term in Section 12 of the Lease.

        "TRANSACTION COSTS" shall have the meaning assigned to such term in
Section 24 of the Lease.

        "UNFUNDED PENSION LIABILITY" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Lessee, any of its subsidiaries or any ERISA Affiliate as a result of such transaction.

        "WHOLLY-OWNED SUBSIDIARY" of a Person shall mean (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having any voting power of which shall at the time be so owned or controlled.

                                        EXHIBIT G-1 TO EQUIPMENT LEASE AGREEMENT
                                        ----------------------------------------

                              FINANCIAL COVENANTS
                              -------------------

        Lessee shall not, and shall cause its subsidiaries not to, breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP, consistently applied:

                (a) Maximum Capital Expenditures. Lessee and its subsidiaries on a Consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

                                               Aggregate Maximum
                    Period Covered            Capital Expenditures
                    --------------            --------------------
               January 1, 1994 through            $16,000,000
               December 31, 1994

               January 1, 1995 through            $12,000,000
               December 31, 1995

               January 1, 1996 through            $12,000,000
               December 31, 1996

               January 1, 1997 through            $12,000,000
               December, 31, 1997

               January 1, 1998 through            $12,000,000
               December 31, 1998

               January 1, 1999 through            $12,000,000
               December 31, 1999


                (b) MINIMUM NET WORTH. Lessee and its subsidiaries on a Consolidated basis shall have, as at each of the dates set forth below (and shall maintain at all times during the period from and including such date through but excluding the next date immediately succeeding such date), Net Worth equal to or greater than the amount set forth opposite such date:

                    Date                        Minimum Net Worth
                    ----                        -----------------
               June 30, 1994                 The higher of $66,000,000
                                             or Equity as of April 30,
                                             1994

               September 30, 1994            The higher of $66,000,000
                                             or Equity as of April 30,
                                             1994

               December 31, 1994                  $ 68,000,000

               March 31, 1995                     $ 69,400,000

               June 30, 1995                      $ 71,300,000

               December 31, 1995                  $ 75,800,000

               June 30, 1996                      $ 78,000,000

               December 31, 1996                  $ 83,100,000

               June 30, 1997                      $ 85,800,000

               December 31, 1997                  $ 92,200,000

               June 30, 1998                      $ 95,600,000

               December 31, 1998                  $103,300,000


                (c) MINIMUM INTEREST AND TAXES COVERAGE RATIO. Lessee and its subsidiaries on a Consolidated basis shall have a ratio of (i) EBITDA to
        (ii) Interest Expense and taxes (as stated in Lessee's consolidated statement of income), in each case measured as at each of the dates set forth below, for each of the periods set forth opposite such dates, of not less than the amount set forth opposite each such period and date:


                                                      Minimum Interest
                                                          and Taxes
          Date               Period Covered            Coverage Ratio
          ----               --------------            --------------
     June 30, 1994         July 1, 1993 through           2.2 to 1.0
                           June 30, 1994

     September 30, 1994    October 1, 1993 through        2.2 to 1.0
                           September 30, 1994

     December 31, 1994     January 1, 1994 through        2.2 to 1.0
                           December 31, 1994

     March 31, 1995        April 1, 1994 through          2.1 to 1.0
                           March 31, 1995

     June 30, 1995         July 1, 1994 through           2.1 to 1.0
                           June 30, 1995

     September 30, 1995    October 1, 1994 through        2.1 to 1.0
                           September 30, 1995

     December 31, 1995     January 1, 1995 through        2.1 to 1.0
                           December 31, 1995

     March 31, 1996        April 1, 1995 through          2.1 to 1.0
                           March 31, 1996

     June 30, 1996         July 1, 1995 through           2.1 to 1.0
                           June 30, 1996


     September 30, 1996    October 1, 1995 through        2.1 to 1.0
                           September 30, 1996

     December 31, 1996     January 1, 1996 through        2.1 to 1.0

                           December 31, 1996

     March 31, 1997        April 1, 1996 through          2.1 to 1.0
                           March 31, 1997

     June 30, 1997         July 1, 1996 through           2.1 to 1.0
                           June 30, 1997

     September 30, 1997    October 1, 1996 through        2.1 to 1.0
                           September 30, 1997

     December 31, 1997     January 1, 1997 through        2.1 to 1.0
                           December 31, 1997

     March 31, 1998        April 1, 1997 through          2.1 to 1.0
                           March 31, 1998

     June 30, 1998         July 1, 1997 through           2.1 to 1.0
                           June 30, 1998

     September 30, 1998    October 1, 1997 through        2.1 to 1.0
                           September 30, 1998

     December 31, 1998     January 1, 1998 through        2.1 to 1.0
                           December 31, 1998

     March 31, 1999        April 1, 1998 through          2.1 to 1.0
                           March 31, 1999

     June 30, 1999         July 1, 1998 through           2.1 to 1.0
                           June 30, 1999

                (d) MINIMUM FIXED CHARGES COVERAGE RATIO. Lessee and its subsidiaries on a Consolidated basis shall have a ratio of (i) EBITDA to
        (ii) Fixed Charges, in each case measured as at each of the dates set forth below, for each of the periods set forth opposite such dates, of not less than the amount set forth opposite each such period and date:


                                                         Minimum Fixed
                                                            Charges
          Date               Period Covered             Coverage Ratio
          ----               --------------             --------------
     June 30, 1994         July 1, 1993 through            1.5 to 1.0
                           June 30, 1994

     September 30, 1994    October 1, 1993 through         1.5 to 1.0
                           September 30, 1994

     December 31, 1994     January 1, 1994 through         1.5 to 1.0
                           December 31, 1994

     March 31, 1995        April 1, 1994 through           1.4 to 1.0
                           March 31, 1995

     June 30, 1995         July 1, 1994 through            1.4 to 1.0
                           June 1, 1995

     September 30, 1995    October 1, 1994 through         1.4 to 1.0
                           September 30, 1995

     December 31, 1995     January 1, 1995 through         1.4 to 1.0
                           December 31, 1995

     March 31, 1996        April 1, 1995 through           1.4 to 1.0
                           March 31, 1996

     June 30, 1996         July 1, 1995 through            1.4 to 1.0
                           June 30, 1996

     September 30, 1996    October 1, 1995 through         1.4 to 1.0
                           September 30, 1996

     December 31, 1996     January 1, 1996 through         1.4 to 1.0
                           December 31, 1996

     March 31, 1997        April 1, 1996 through           1.4 to 1.0
                           March 31, 1997

     June 30, 1997         July 1, 1996 through            1.4 to 1.0
                           June 30, 1997

     September 30, 1997    October 1, 1996 through         1.4 to 1.0
                           September 30, 1997

     December 31, 1997     January 1, 1997 through         1.4 to 1.0
                           December 31, 1997

     March 31, 1998        April 1, 1997 through           1.4 to 1.0
                           March 31, 1998

     June 30, 1998         July 1, 1997 through            1.4 to 1.0
                           June 30, 1998

     September 30, 1998    October 1, 1997 through         1.4 to 1.0
                           September 30, 1998

     December 31, 1998     January 1, 1998 through         1.4 to 1.0
                           December 31, 1998

     March 31, 1999        April 1, 1998 through           1.4 to 1.0
                           March 31, 1999

     June 30, 1999         July 1, 1998 through            1.4 to 1.0
                           June 30, 1999


                (e) MAXIMUM FUNDED DEBT TO EQUITY RATIO. Lessee and its subsidiaries on a Consolidated basis shall have and shall maintain at all times from the Lease Commencement Date through and including June 30, 1999 a ratio of (i) Funded Debt to (ii) Equity of not more than 3.0 to 1.0

        For all purposes of the financial covenants set forth in this EXHIBIT G-1, financial information for periods prior to the Lease Commencement Date shall be restated on a pro forma basis as though the transactions contemplated by the Credit Agreement and the Lease had occurred at the time of such previous measurement dates. EXHIBIT G-2 sets forth certain financial information to be used for financial covenant calculations which has been so restated on a pro forma basis for periods prior to the Lease Commencement Date.

                                        EXHIBIT G-2 TO EQUIPMENT LEASE AGREEMENT
                                        ----------------------------------------

                (a) For all purposes of the financial covenants set forth in Exhibit G-1, EBITDA shall be restated on a pro forma basis to be the following amounts during the following periods:


               Period                             EBITDA
               ------                             ------
          July 1, 1993 through                    $16,520,000
          September 30, 1993

          October 1, 1993 through                 $13,778,000
          December 31, 1993

          January 1, 1994 through                 actual EBITDA for the
          March 31, 1994                          period


                (b) For all purposes of the financial covenants set forth in Exhibit G-1, Interest Expense shall be restated on a pro forma basis to be the following amounts during the following periods:

               Period                             Interest Expense
               ------                             ----------------
          July 1, 1993 through                    $3,894,000
          September 30, 1993

          October 1, 1993 through                 $3,529,000
          December 31, 1993

          January 1, 1994 through                 $3,875,000
          March 31, 1994

                (c) For all purposes of the financial covenants set forth in Exhibit G-1, taxes (as stated in Lessee's consolidated statement of income) shall be restated on a pro forma basis to be the following amounts during the following periods:


               Period                             taxes
               ------                             -----
          July 1, 1993 through                    $2,196,000
          September 30, 1993

          October 1, 1993 through                 $1,379,000
          December 31, 1993

          January 1, 1994 through                 actual taxes for
          March 31, 1994                          the period

        (d) For all purposes of the financial covenants set forth in Exhibit G-1, debt amortization(1) shall be restated on a pro forma basis to be the following amounts during the following periods:

               Period                             debt amortization
               ------                             -----------------
          July 1, 1993 through                    $1,988,000
          September 30, 1993

          October 1, 1993 through                 $1,988,000
          December 31, 1993

          January 1, 1994 through                 $2,075,000
          March 31, 1994




        ________________________
                (1) Defined in the definition of Debt Service Charges to mean "regularly scheduled payments of principal on Funded Debt".

                                          Exhibit M to Equipment Lease Agreement
                                          --------------------------------------

               Lessee covenants and agrees that, unless Lessor shall otherwise consent in writing, from and after the date hereof and until the expiration of the Lease term:

               1.1 MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Lessee shall, and shall cause each of its subsidiaries, to: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its copyrights, patents, trademarks, trade names and all other intellectual property and rights as licensee or licensor thereof and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

               1.2 PAYMENT OF OBLIGATIONS. (a) Lessee shall: (i) pay and discharge or cause to be paid and discharged all Obligations; and (ii) prior to an Event of Default, pay and discharge, or cause to be paid and discharged, its Indebtedness other than the Obligations at the time such amounts are due and payable, and, subject to SECTION 1.2(b), pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and
     (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.

               (b) Except as otherwise specifically provided in the Lease with respect to charges or claims relating to or affecting the Equipment, Lessee may in good faith contest, by proper legal action or proceedings, the validity or amount of any Charges or claims arising under SECTION 1.2 (a) (ii) and while so contesting such Charges or claims, not pay them; PROVIDED, THAT at the time of commencement of any such action or proceeding, and during the pendency thereof (i) adequate reserves with respect thereto are maintained on the books of Lessee, in accordance with GAAP, (ii) such contest operates to suspend collection of the contested Charges or claims and such contest is maintained and prosecuted continuously and with diligence, (iii) none of the Collateral would be subject to forfeiture or loss or any lien by reason of the institution or prosecution of such contest, (iv) no lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding, (v) Lessee shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to

     Lessor evidence acceptable to Lessor of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Lessee, and (vi) Lessor has not advised Lessee in writing that Lessor reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

               1.3 BOOKS AND RECORDS. Lessee shall keep adequate records and books of account with respect to Lessee's and its subsidiaries' business activities, in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements referred to in SECTION 3(A) OF THE LEASE.

               1.4 LITIGATION. Lessee shall notify Lessor in writing, promptly upon learning thereof, of any litigation commenced or threatened against Lessee or any of its subsidiaries, and of the institution against it of any suit or administrative proceeding that (a) may involve an amount in excess of $500,000 or (b) seeks injunctive relief or could have or result in a Material Adverse Effect if adversely determined.

               1.5  RESERVED

               1.6 COMPLIANCE WITH LAWS. Lessee shall comply in all material respects with all federal, state and local laws and regulations applicable to it, including those relating to licensing, environmental, consumer credit, truth-in-lending, ERISA and labor matters.

               1.7 AGREEMENTS. Lessee and each of its subsidiaries shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including any lease or customer contracts to which it is a party. Neither Lessee nor any of its subsidiaries shall terminate or modify any provision of any agreement to which it is a party which termination or modification could have or result in a Material Adverse Effect.

               1.8 SUPPLEMENTAL DISCLOSURE. On the request of Lessor (in the event that such information is not otherwise delivered by Lessee to Lessor pursuant to the Lease), so long as there are Obligations outstanding hereunder, but not more frequently than every month, Lessee will supplement each schedule or representation contained in the Lease or any Exhibit thereto with respect to any matter hereafter arising which, if existing or occurring at the Lease Commencement Date, would have been required to be set forth or described therein or as an exception to such representation or which is necessary to correct any information in the Lease or such Exhibit or representation which has been rendered inaccurate thereby; PROVIDED, THAT such supplement to such Exhibit or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Lessor, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver of any Default or Potential Default disclosed therein.

               1.9 EMPLOYEE PLANS. Lessee shall notify Lessor of (i) any and all claims, actions, or lawsuits asserted or instituted, and of any threatened litigation or claims against Lessee, any of its subsidiaries or against any ERISA Affiliate in connection with any Plan maintained, at any time, by Lessee, such subsidiary or such ERISA Affiliate, or to which Lessee, such subsidiary or such ERISA Affiliate has or had at any time any obligation to contribute, or against any such Plan itself, or against any fiduciary of or service provided to any such Plan, in each case in excess of $250,000 and (ii) the occurrence of any "Reportable Event" with respect to any Pension Plan of Lessee, such subsidiary or such ERISA Affiliate.

               1.10 RESERVED

               1.11 RESERVED

               1.12 RESERVED

               1.13 SUBSIDIARY. Prior to forming any subsidiary or permitting any of its subsidiaries to form any subsidiary (other than Carlisle Plastics Funding Corporation), Lessee shall (a) provide not less than twenty-five (25) days prior written notice to Lessor, (b) receive the prior written consent of Lessor if, after giving effect to the formation thereof, a new domestic subsidiary shall have assets of One Hundred Thousand Dollars ($100,000) or more, or a new foreign subsidiary shall have assets of Five Hundred Thousand Dollars ($500,000) or more, and (c) cause each new subsidiary to execute applicable Toll Manufacturing Agreements and Asset Purchase Agreements for domestic operating subsidiaries.

               1.14 MAINTENANCE OF EQUIPMENT AND FIXTURES. Lessee shall, and shall cause its subsidiaries to, keep and maintain its equipment and fixtures in good operating condition sufficient for the continuation of its business conducted on a basis consistent with past practices, and Lessee or such subsidiary shall provide or arrange for all maintenance and service and all repairs necessary for such purpose.

               1.15 OFFERING PROCEEDS. Unless Lessor shall otherwise agree, Lessee shall apply the entire net cash proceeds from any sale of stock permitted under the Lease, first, to reduce the revolving credit loan under the Credit Agreement to zero, second, to reduce the Obligations under the Lease and the Lease Documents to zero, and, third, for any other legally permissible purpose.

               1.16 NOTICE OF LABOR MATTERS. Lessee shall provide prompt notice to Lessor of (i) any strike or other material labor dispute against Lessee or any of its subsidiaries, (ii) any organizing efforts involving Lessee or any of its subsidiaries by any labor union or group of employees, and (iii) any complaints or charges against Lessee or any of its subsidiaries filed with any federal, state, local or foreign court, governmental agency or arbitrator involving an amount in excess of $250,000 and based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Lessee or any of its subsidiaries of any individual. Lessee shall provide prompt notice to Lessor of any collective bargaining agreement or employment agreement with any officer entered into by Lessee or any subsidiary of Lessee with any other Person and, together with such notice, shall provide Lessor with a copy of any such collective bargaining agreement or employment agreement.

                                          EXHIBIT N to Equipment Lease Agreement
                                          --------------------------------------


               Lessee covenants and agrees that, without Lessor's prior written consent, from and after the date hereof until the expiration of the Lease term:

               2.1  RESERVED

               2.2 INVESTMENTS; LOANS AND ADVANCES. Except as otherwise permitted by SECTION 2.3 or 2.4 of Exhibit N or as required pursuant to the Receivables Funding Facility, Lessee shall not, nor shall it permit any of its subsidiaries to, make any investment in, or make or accrue loans or advances of money to any Person (including, without limitation, Subordinated Debt), through the direct or indirect lending of money, holding of securities or otherwise other than Permitted Investments.

               2.3 INDEBTEDNESS. Lessee shall not, nor shall Lessee permit any of its subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness existing on the Closing Date and described on Exhibits L-1 and Exhibit L-2 to the Lease, provided that (A) failure to repay the Senior Notes issued under the Indenture dated as of June 1, 1992 on or prior to the scheduled maturity date of such Notes or to refinance such Notes to a maturity date after the expiration of the Lease term shall constitute an Event of Default under the Lease, and such Indebtedness shall no longer constitute permitted Indebtedness after such scheduled maturity date; and (B) Indebtedness under the Indenture dated as of April 1, 1989 shall be repaid as follows:
     (1) Lessee shall make open market purchases of or otherwise call for redemption in the manner set forth in such Indenture Senior Notes issued under such Indenture in an aggregate principal amount of $23,525,000 on or prior to the Lease Commencement Date, at an aggregate redemption price not in excess of that provided for in such Senior Notes; and (2) on or prior to the Lease Commencement Date Lessee shall call for redemption in the manner set forth in such Indenture Senior Notes in an aggregate principal amount equal to the net proceeds to Lessee and its subsidiaries of the sale of the Equipment to Lessor as provided in Section 4.04(ii) of the Indentures, such redemption to be effected within the time period required under such section; and in the case of each of (B)(1) and
     (2) of this Section 2.3(i), such Senior Notes shall be redeemed on the redemption dated applicable thereto set forth in the notices of redemption and shall not constitute permitted Indebtedness thereafter, (ii) the Obligations, (iii) deferred taxes not yet deemed payable, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities not to exceed $250,000 in the aggregate and then only to the extent they are permitted to remain unfunded under applicable law, (v) Subordinated Debt issued after the Closing Date by Lessee in favor of a subsidiary, (vi)

     Subordinated Debt issued by any subsidiary in favor of Lessee in the ordinary course of Lessee's business in accordance with past practices for the working capital needs of such subsidiary in an aggregate amount for all such loans not to exceed $2,000,000 outstanding at any one time, (vii) subject to the aggregate limitations set forth in Exhibit G-1 to the Lease, Subordinated
     Debt issued by any subsidiary in favor of Lessee in the ordinary course of Lessee's business in accordance with past practices for the Capital Expenditure needs of such subsidiary; (viii)
     Indebtedness incurred under the Receivables Funding Facility, (ix) Indebtedness incurred under the Credit Agreement, (x) Indebtedness related to sale leaseback transactions (other than this Lease and the Subleases) or purchase money transactions; PROVIDED, THAT the aggregate amount of Indebtedness for all such transactions shall not exceed $2,500,000 in any Fiscal Year on a non-cumulative basis,
     (xi) commencing with Fiscal Year 1995, unsecured Indebtedness in an aggregate amount not to exceed the Debt Availability, if any, for the Fiscal Year immediately preceding such Fiscal Year, and (xii) any extension, renewal, substitution, refinancing or replacement of any Subordinated Debt set forth on Exhibit L-1 owing by any subsidiary in favor of Lessee with Subordinated Debt between such subsidiary and Lessee in the same or lesser amounts and on terms which are no less favorable to Lessee and Lessor (other than the amendment of the interest rate in any promissory note evidencing any such Subordinated Debt to a market rate determined by Lessee in good faith as of the time of any such amendment). Lessee shall not, nor shall it permit any of its subsidiaries to, prepay, redeem, purchase, exchange, convert, defease, retire or otherwise acquire (collectively, a "Redemption") any Indebtedness prior to its regularly scheduled maturity date except for Redemptions of (A) the revolving credit loan under the Credit Agreement and of the Obligations, (B) Subordinated Debt owing to Lessee by application of offsets of consideration due and payable by Lessee to such subsidiary; PROVIDED, THAT any such payments or prepayments of such Subordinated Debt shall not be reborrowed by such subsidiary except as permitted by clauses (vi) and (vii) of this Section 2.3, and (C) Indebtedness arising under the Indentures or the Fairmont IRB; PROVIDED, THAT no Redemption under any of the Indentures (other than, for purposes of clause (i) below only, a Redemption of Senior Notes required to be made by the Lease with the net proceeds of the sale and leaseback transaction contemplated by the Lease and the Subleases) or the Fairmont IRB shall be permitted unless (i) Lessee shall have unused Borrowing Availability under the Credit Agreement of at least $7,500,000 after giving effect to any such Redemption,
     (ii) no Default or Potential Default shall have occurred and be continuing or shall result from such Redemption, and (iii) Lessee shall have provided to Lessor no later than five (5) Business Days prior to the proposed date of such Redemption a certificate executed by Lessee's Chief Financial Officer certifying that such Redemption is being made in conformity with the Indentures and, in the case of a Redemption of all or any portion of the Fairmont IRB, the agreements underlying the Fairmont IRB and setting forth in each case the source of funds to be used to consummate such Redemption.

               2.4 EMPLOYEE LOANS AND TRANSACTIONS. Lessee shall not, and shall not cause or permit any of its subsidiaries to:

               (i) make loans or advances to any employee or Affiliate other than:

                    (A) Subordinated Debt permitted by SECTION 2.3 of this Exhibit N; or

                    (B) advances for travel and related expenses to Lessee's officers and employees, in each case solely in the ordinary course of business consistent with past practice, and not to exceed $100,000 in the aggregate for all such amounts outstanding at any time; or

                    (C) bona-fide loans made by Lessee to its officers and employees in an amount not to exceed $400,000 in the aggregate for all such loans outstanding at any one time; PROVIDED, THAT (x) each such loan is evidenced by a promissory note due within three
     (3) years, and (y) each such loan shall have been made for the purpose of providing interim financing to such employee or officer for the purpose of acquiring improved real estate as the principal residence of such employee or officer in connection with a relocation of such Person to a new office; or

                    (D) other bona-fide loans made by Lessee to its officers and employees in the ordinary course of business in an amount not to exceed $50,000 in the aggregate for all such loans outstanding at any one time; or

              (ii) except for the Management Services Agreement, enter into any transaction with any Affiliate except on an arm's length basis on fair and reasonable terms no less favorable to Lessee or the applicable subsidiary than would be obtained in a transaction with a Person that is not an Affiliate.

               2.5 CAPITAL STRUCTURE AND BUSINESS. Lessee shall not, nor shall it permit any of its subsidiaries to: (i) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Obligations or could have or result in a Material Adverse Effect,
     (ii) make any change in the capital structure of any subsidiary of Lessee as described on Exhibit F to the Lease (including the issuance of any shares of stock, warrants or other securities convertible into stock or any revision of the terms of the outstanding stock of any subsidiary of Lessee), or (iii) amend its certificate or articles of incorporation or bylaws. Neither Lessee nor any of its subsidiaries shall engage in any business other than the businesses currently engaged in by Lessee or such subsidiary.

               2.6 GUARANTEED INDEBTEDNESS. Lessee shall not, nor shall it permit any of its subsidiaries to, incur any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for deposit to the general account of Lessee, (ii) for Guaranteed Indebtedness incurred pursuant to the terms and conditions of the CIT Guaranty Agreement and (iii) Guaranteed Indebtedness of the Senior Notes which guarantees are in existence on the Lease Commencement Date and Guaranteed Indebtedness incurred for the benefit of Lessee or such subsidiary if the primary obligation constitutes Indebtedness permitted by clause x of
     Section 2.3 of this Exhibit N.

               2.7 LIENS. Neither the Lessee nor any of its subsidiaries shall become a party to any new agreement, note, indenture or instrument (other than the Receivables Financing Facility), or take any other action, which would prohibit the creation of a lien on any of its properties or other assets in favor of Lessor, as additional collateral for the Obligations or require, in connection with the granting of any such lien in favor of Lessor, equal or ratable liens in favor of any other Person or otherwise impose a burden upon the rights and benefits afforded to Lessor under the Lease.

               2.8 SALE OF ASSETS. Lessee shall not, nor shall it permit any of its subsidiaries to, sell, transfer, convey, assign or otherwise dispose of any of its properties, assets or business, including the capital stock of any subsidiary or any of its accounts (with or without recourse) to any other Person other than, in the case of a subsidiary, to Lessee or another subsidiary and except for (i) sales of inventory in the ordinary course of business, (ii) sales of accounts by Lessee to a subsidiary pursuant to the Receivables Funding Facility, and (iii) the sale or other disposition of property (other than the Equipment, disposition of which is subject to the provisions of the Lease and the Subleases) which is no longer used or useful in the business of Lessee or its subsidiaries; PROVIDED, THAT any such sale or disposition is made for the fair market value of such property.

               2.9 DEFAULT. Lessee shall not, nor shall it permit any of its subsidiaries to, take any action or omit to take any action, which act or omission would constitute (a) a Default or a Potential Default under, pursuant to, or noncompliance with any of, the terms of this Lease or any of the other Lease Documents or (b) a default or an event of default pursuant to, or noncompliance with, any other contract, lease, mortgage, deed of trust, instrument or other agreement to which it is a party or by which it or any of its property is bound, or any document creating a lien.

               2.10 ERISA. Neither the Lessee, any subsidiary of Lessee nor any ERISA Affiliate shall without Lessor's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency", as defined in Section 302 of ERISA, or any "unfunded vested benefits", as defined in Section 4006(a)(3)(e)(iii) of ERISA, in the case of any plan other than a Multiemployer Plan, and in Section 4211 of ERISA in the case of a

     Multiemployer Plan. Additionally, neither the Lessee, any subsidiary of Lessee nor any ERISA Affiliate shall, without Lessor's prior written consent, permit or suffer any condition set forth on Schedule 3.13 to the Credit Agreement to cease to be met and satisfied at any time; terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to such Person; permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or at any time fail to provide Lessor with copies of any Plan documents or governmental reports or filings, if requested by Lessor.

               2.11 RESERVED.

               2.12 RESERVED.

               2.13 SALE-LEASEBACKS. Neither Lessee nor any of its subsidiaries thereof shall engage in any sale-leaseback or similar transaction involving any of its assets, other than the transactions expressly contemplated pursuant to the terms and conditions of this Lease and the Subleases or as permitted under
     Section 2.3(x) of this Exhibit N.

               2.14 RESTRICTED PAYMENTS. Lessee shall not, nor shall it cause or permit any of its subsidiaries to, make any Restricted Payment; PROVIDED, THAT Lessee's subsidiaries may continue to make dividends, distributions and payments to Lessee.

               2.15 LEASES. Lessee shall not, nor shall it cause or permit any of its subsidiaries to, become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of a lessee under any lease of real property or any operating lease or similar agreement or arrangement, if the aggregate amount of all rents paid or committed to be paid by Lessee and its subsidiaries under all such leases would exceed the following amounts for each of the following Fiscal Years on a non-cumulative basis:

               Fiscal Year                               Amount
               -----------                               ------
                  1994                                 $23,134,000
                  1995                                  25,448,000
                  1996                                  27,992,000
                  1997                                  30,791,000
                  1998                                  33,870,000
                  1999                                  37,257,000

               2.17 STOCKHOLDERS. Lessee shall not, nor shall it cause or permit any of its subsidiaries to, cause or suffer the occurrence of any change in the composition of the stockholders of any of its subsidiaries as of the Lease Commencement Date.

               2.18 FISCAL YEAR. Lessee shall not, nor shall it cause or permit any of its subsidiaries to, change its Fiscal Year.

               2.19 SALE OF STOCK. Lessee shall not sell (whether in a public or private offering or otherwise) any of its stock unless the proceeds of such sale are applied as required by Section 1.15 of Exhibit M to the Lease. Lessee shall not, nor shall it permit any of its subsidiaries to, sell (whether in a public or private offering or otherwise) any of the stock of any subsidiary of Lessee.

               2.20 RESERVED.

               2.21 NO IMPAIRMENT OF DISTRIBUTIONS. Lessee shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or other distributions or the making of intercompany loans by any subsidiary to Lessee, or which would require as a condition thereto that any amount be paid, or liens be granted, or assets transferred, to any Person.

               2.22 AMENDMENT TO AGREEMENTS. Lessee shall not, nor shall it permit any subsidiary to, amend, modify, restate, terminate or waive, nor suffer the amendment, modification, restatement, termination or waiver of, any of the provisions of any of the Indentures, the CIT Documents, the Credit Agreement and the Loan Documents (as defined herein), the Receivables Funding Facility or the Toll Manufacturing Agreements or the Asset Purchase Agreements.

                              EQUIPMENT SCHEDULE NO. 1


     forming a part of the Equipment Lease Agreement dated as of April
     4, 1994



          1. EQUIPMENT. The Equipment leased hereunder shall be as set forth in the schedule attached hereto as Annex A.

                       TOTAL FUNDING AMOUNT:  $45,025,270

          2. TERM. Upon and after the date of execution hereof, the Equipment shall be subject to the terms and conditions provided herein and in the Equipment Lease Agreement referred to above (the "Lease") (which is incorporated herein by reference).

          A full term of lease with respect to said Equipment shall commence on the date hereof and shall extend for sixty (60) months and no days, to and including April 4, 1999.

          3. RENT. From and after the date hereof, the rent for said Equipment during the term of this Lease shall be payable as hereinafter set forth. Each payment of rent shall be comprised of a portion of the Total Funding Amount (the Total Funding Amount being referred to herein as "Principal") and interest. Interest shall be payable on the Principal balance of the Lease from the Lease Commencement Date through and including the dates of payment at the floating per annum simple interest rate ("Contract Rate") calculated as hereinafter set forth. Until the Option to Convert (as defined below) is exercised, the Contract Rate shall be adjusted once each calendar month, and such adjustment shall be effective during the adjustment period ("Adjustment Period") as hereinafter defined. Each Adjustment Period shall commence on the fourth day of a calendar month and shall continue through the same day of the next succeeding calendar month. The first Adjustment Period shall commence on April 4, 1994. The Contract Rate for each Adjustment Period shall be equal to the sum of (i) 2.65 percent (2.65%) per annum plus (ii) a variable per annum interest rate which shall be equal to the one month LIBOR rate as indicated in the "Money Rates" column of THE WALL STREET JOURNAL, Eastern Edition, published on the first day of such Adjustment Period or, if such day is not a Business Day, on the first Business Day following the first day of such Adjustment Period.

               The Principal balance of the Lease is payable in lawful money of the United States in 60 consecutive monthly installments (each, a "Periodic Installment") calculated as set forth below and a final installment which shall be in the amount of the Fixed Purchase Price. The first Periodic Installment shall be due and payable on May 4, 1994 and the following Periodic Installments shall be due and payable on the same day of each succeeding month (each, a "Payment Date"). Payments of Principal shall be in equal monthly installments within each successive yearly period commencing on April 4, 1994, and shall be in the following aggregate amounts during each such year: $7,003,931 in year one; $8,704,886 in year two; $8,704,886 in year three; $10,005,616 in year four; and $9,805,503 in year five. In addition, the final installment in the amount of the Fixed Purchase Price shall be due and payable on the Payment Date on which the final Periodic Installment is due and payable. Annex D to the Equipment Schedule contains a monthly Principal amortization schedule for the term of the Lease and is incorporated herein by reference. In the event that a Payment Date is not a Business Day, the payment due on such date shall be due on the next succeeding Business Day.

               Lessee shall also make mandatory prepayments of Principal, without premium or penalty, semi-annually within five
     Business Days following delivery of Lessee's audited year-end and unaudited six month financial statements (but in no event later than 95 days after the conclusion of each Fiscal Year and 65 days after the conclusion of each six month operating period, respectively). The first such payment shall be in an amount equal to forty percent (40%) of Consolidated Net Income for the Fiscal
     Year ending December 31, 1994, and each successive payment shall be in an amount equal to forty percent (40%) of Lessee's Consolidated
     Net Income for the six month period then ended; PROVIDED, that prepayments shall not exceed $2,000,000 with respect to any Fiscal Year. Such prepayments will be applied to the Principal payments due in inverse order of their maturity.

               In addition to the payments of Principal provided above, interest at the Contract Rate shall be payable on each Payment Date. All payments shall be applied first to interest and then to Principal. Each payment may, at the option of Lessor, be calculated and applied on an assumption that such payment would be made on its due date. The acceptance by Lessor of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lessor's right to receive payment in full at such time or at any prior or subsequent time. Interest shall be calculated on the basis of a 360 day year.

               So long as (i) no Default exists under the Lease or any Sublease, (ii) all the terms and conditions of the Lease, the Subleases and all related agreements, documents and instruments are fulfilled, and (iii) the yields for the following United States Treasury Notes, as reported in THE WALL STREET JOURNAL column "Treasury Bonds, Notes & Bills" on the date that is five Business Days prior to the Notice Date (as hereinafter defined), are as follows: (A) the yield of one year Treasury Notes is at least 20 basis points greater than the yield of six month Treasury Notes,
     (B) the yield of three year Treasury Notes is at least 50 basis points greater than the yield of one year Treasury Notes, and (C) the yield of five year Treasury Notes is at least 50 basis points higher than the yield of three year Treasury Notes, Lessee may elect to convert (the "Option to Convert") the Contract Rate to a fixed per annum simple interest rate as of any day on which a Periodic Installment is due (the "Conversion Date") upon at least 30 but no more than 60 days prior written notice (the "Notice Date") to Lessor accompanied by a conversion fee of $500.00 (which notice shall be irrevocable and shall be sent to the attention of Lessor's Business Center Manager, 44 Old Ridgebury Road, Danbury, CT 06810). Such notice shall state the due date of a Periodic Installment in which Lessee elects the fixed Contract Rate to apply.

               If Lessee elects to exercise the Option to Convert, the fixed Contract Rate shall be equal to the sum of the Base Rate (as hereinafter defined) plus the Current Rate, as determined below. The "Base Rate" shall be equal to 2.95 percent (2.95%) per annum. The "Current Rate" shall be equal to the per annum rates determined by reference below to the remaining time until the final Periodic Installment is due:

               (i) If there are less than twelve (12) months remaining from the Conversion Date before the final Periodic Installment is due, the "Current Rate" shall be the per annum interest rate for "1-Year" Treasury Bills, Constant Maturity, under the column indicating an average rate as stated in the Federal Reserve Statistical Release H.15(519) for the second week of the month preceding the calendar month in which the fixed Contract Rate will be effective. If, for any reason whatsoever, the Federal Reserve Statistical Release H.15(519) is no longer published, the Current Rate shall be equal to the latest annualized interest rate for "one year" U.S. Treasury Bills as reported by the Federal Reserve Board on a weekly-average basis, adjusted for constant maturity, as indicated in the "Money Rates" column of THE WALL STREET JOURNAL, Eastern Edition, published on the first Business Day of the calendar month preceding the calendar month in which the fixed Contract Rate will be effective.

               (ii) If there are at least twelve (12) but less than twenty-four (24) months remaining from the Conversion Date before the final Periodic Installment is due, the "Current Rate" shall be determined in the same manner as noted in subparagraph (i) above, except the Current Rate shall be based upon the rate listed for "2-Year" Treasury Bills.

               (iii) If there are at least twenty-four (24) but less than thirty-six (36) months remaining from the Conversion Date before the final Periodic Installment is due, the "Current Rate" shall be determined in the same manner as noted in subparagraph (i) above, except it shall be based upon the rate listed for "3-Year" Treasury Bills.

               (iv) If there are at least thirty-six (36) but less than forty-eight (48) months remaining from the Conversion Date before the final Periodic Installment is due, the "Current

          Rate" shall be interpolated on a straight-line basis, utilizing the Current Yields which would be calculated as of the date of determination of the Current Yield under clause
          (iii) for 3-Year Treasury Bills and clause (v) for 5-Year Treasury Bills, determined in the same manner as noted in subparagraph (i) above, except it shall be based upon the rate listed for "4-Year" Treasury Bills.

               (v) If there are at least forty-eight (48) but less than sixty (60) months remaining from the Conversion Date before the final Periodic Installment is due, the "Current Rate" shall be determined in the same manner as noted in subparagraph paragraph (i) above, except it shall be based upon the rate listed for "5-Year" Treasury Bills.

          4. LESSEE'S CONFIRMATION. Lessee hereby confirms and warrants to Lessor that the Equipment: (a) was duly delivered to Lessee or the applicable subsidiary of Lessee executing a Sublease on the date hereof at the locations specified in Section 5 hereof;
     (b) has been received, inspected and determined to be in compliance with all applicable specifications and that the Equipment is hereby accepted for all purposes of the Lease; and (c) is a part of the "Equipment" referred to in the Lease and is taken subject to all terms and conditions therein and herein provided.

          5. LOCATION OF EQUIPMENT. The locations of the Equipment are specified on the Schedule of Equipment attached hereto.

          6. LATE CHARGE RATE. The Late Charge Rate shall be one and one-half (1[Section] ) percent per month of the amount in arrears for the period such amount remains unpaid (provided, however, that if such rate exceeds the highest rate permitted by Applicable Law, then the Late Charge Rate shall be the highest rate permitted by Applicable
     Law).

          7. SCHEDULE OF STIPULATED LOSS AND TERMINATION VALUES. The Schedule of Stipulated Loss Values attached hereto as Annex B and the Schedule of Termination Values attached hereto as Annex C are incorporated herein by reference, and shall be applicable solely to the Equipment described in this Equipment Schedule.



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


          8. PROPERTY, CASUALTY AND PUBLIC LIABILITY INSURANCE. The amount of public liability insurance referenced in Section 11 of the Lease is $2 million. The amount of combined single limit casualty insurance shall be the Stipulated Loss Value for the Equipment subject to this Equipment Schedule from time to time.

     DATE OF EXECUTION:  April 4, 1994



     GENERAL ELECTRIC CAPITAL CORPORATION,   CARLISLE PLASTICS, INC.
     AS AGENT FOR ITSELF AND CERTAIN         Lessee
     PARTICIPANTS
     Lessor


     By: /s/ Christopher Ziluca              By: /s/ Rajiv P. Bhatt
        ----------------------------------      ----------------------



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